Exhibit 10.1

EXECUTION VERSION

11 SEPTEMBER 2011

SHARE PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF ALL THE

SHARES IN MPC DATA LIMITED

REFERENCE

MJY/AJC: 767343.00001

Reed Smith LLP The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0) 203 116 3000 Fax: +44 (0) 203 116 3999 DX 1066 City r e e d s m i t h . c o m

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

CONTENTS

CLAUSE

1	INTERPRETATION	3
2	SALE AND PURCHASE OF THE SHARES	9
3	CONSIDERATION	9
4	COMPLETION	10
5	HOLDBACK	10
6	NET ASSET VALUE ADJUSTMENT PAYMENT	11
7	WARRANTIES	12
8	TAX INDEMNITY	13
9	TREATMENT OF GUARANTEES	15
10	RESIDUAL LIABILITIES	15
11	RESTRICTIVE COVENANTS	16
12	DEPARTING SELLERS’ RELEASE	16
13	PENSIONS	17
14	UK PROPERTY	17
15	SELLERS’ REPRESENTATIVE	17
16	SERVICE OF NOTICES	17
17	ANNOUNCEMENTS	18
18	COSTS	18
19	SET-OFF	18
20	GROSSING UP	19
21	ENTIRE AGREEMENT	19
22	WAIVER	20
23	EFFECT OF COMPLETION	20
24	THIRD PARTY RIGHTS	20
25	ASSIGNMENT	20
26	SEVERANCE	20
27	JOINT AND SEVERAL LIABILITY	20
28	FURTHER ASSURANCE	21
29	COUNTERPARTS	21
30	EXPERT DETERMINATION	21
31	GOVERNING LAW AND JURISDICTION	21

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

AGREEMENT dated	11 September 2011

BETWEEN:

(1)	The persons whose names and addresses are set out in columns (1) and (6) of Schedule 1 (‘the Sellers’ and each a ‘Seller’); and

(2)	BSQUARE Corporation, a corporation incorporated in the State of Washington whose principal offices are located at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004 (‘the Buyer’).

1	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

‘Accounting Date’ means 31 March 2011;

‘Accounts’ means the audited consolidated accounts of the Company and each other Group Company for the financial year ended on the Accounting Date, including the notes on them and the auditor’s and directors’ reports and other documents required by law to be annexed or attached to them;

‘Business Day’ means a day, except a Saturday or a Sunday, on which banks in the City of London are open for business generally;

‘Buyer’s Tax Group’ means the Buyer and any company which at the relevant time is in the same group of companies as the Buyer or is otherwise associated or connected with the Buyer for any tax purpose;

‘Buyer Solicitors’ means Reed Smith LLP of the Broadgate Tower, 20 Primrose Street, London EC2A 2RS;

‘Claim’ means a claim for breach of the Warranties or for any other breach of the terms of this Agreement;

‘Company’ means MPC Data Limited, particulars of which are set out in Part 1 of Schedule 2;

‘Company Intellectual Property’ means all Intellectual Property Rights owned, used, enjoyed, exploited or held for use by the Group at the date of this and all rights of the Group under the IP Licences and the ICT Contracts including all Intellectual Property Rights contained within software or service projects delivered by a Group Company to any of its customers;

‘Competent Authority’ means any national, supra-national, state, municipal or local government (including any court, commission, agency, authority or other body or entity exercising powers on behalf of any of the same) or any quasi-governmental or private body or entity exercising any governmental or quasi-governmental authority or any body or entity exercising regulatory authority pursuant to any legislation, including the European Union and the European Commission;

‘Completion’ means the completion of the sale and purchase of the Shares in accordance with the provisions of clause 4;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

‘Completion Accounts’ means the accounts to be prepared in accordance with Schedule 5;

‘Completion Date’ means the date on which Completion takes place;

‘Compromise Agreement’ means a compromise agreement between the relevant Departing Seller and the Company in the agreed form;

‘Connected Person’ means, in relation to any person, a person who is connected with that person within the meaning of section 839 of ICTA 1988;

‘Consent’ includes any licence, permit, consent, approval, authorisation, agreement, permission, waiver, order or exemption;

‘Consideration’ means the total consideration payable for the Shares pursuant to clauses 3.1 and 6.2;

‘Control’, in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional documents or any other document regulating that or any other body corporate,

and a ‘Change of Control’, in relation to a body corporate, occurs if any person who Controls it ceases to do so or if any person acquires Control of it;

‘Data Protection Legislation’ means the Data Protection Act 1998 (including all regulations implementing that Act) and the Privacy and the Electronic Communications (EC Directive) Regulations 2003;

‘Departing Sellers’ means Frank Michael Breeze, Kevin Paul Heawood, Simon David Pooley, Alan John Rowe and Norman Stephen Harper;

‘Disclosure Letter’ means a letter of the same date as this Agreement addressed by the Sellers to the Buyer for the purpose of clause 7.2 which is accepted as such by the Buyer, and includes any document which is contained in the CD ROM annexed to it;

‘Earn-Out Consideration’ means the sum calculated in accordance with paragraph 3 of Schedule 8;

‘Encumbrance’ means any encumbrance, mortgage, charge, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title or hypothecation howsoever arising, or any interest or equity of any person which has the effect of granting a security interest of any kind whatsoever, and any agreement, whether conditional or otherwise, to create any of the foregoing;

‘Environment’ means all or any of the following media namely air (including air inside buildings and other natural and man made structures), water (including surface waters, ground waters and waters in drains and sewers) and land (including sub-surface strata, sea bed and river bed) and any living organisms or systems supported by those media;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

‘Environmental Authority’ means a governmental agency, court, tribunal or other regulatory body with jurisdiction under Environmental Laws;

‘Environmental Laws’ means any European Union, international, national, federal or state statutes, subordinate legislation and local laws, rules, regulations, directives and common law relating to the Environment or Environmental Matters (excluding for the avoidance of doubt health and safety laws and laws relating to fire precautions) to the extent they are valid, in force and enforceable at the date of this Agreement;

‘Environmental Licences’ means material authorisations, permits and consents required under Environmental Laws for the operation of the business carried on by any Group Company as carried on at the date of this Agreement;

‘Environmental Matters’ means pollution or contamination of the Environment, the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances, or the creation of noise or vibration;

‘Escrow Account’ means the account to be opened in the joint names of the Solicitors with Barclays Bank Plc in accordance with clause 5.1;

‘Group’ means the Company and its subsidiary undertaking, particulars of which are set out in Part 2 of Schedule 2; and ‘Group Company’ means each member of the Group;

‘Hazardous Substances’ means any substance, including waste, which is capable of causing significant harm or damage to the Environment;

‘HMRC’ means H M Revenue and Customs;

‘Holdback’ means the sum of £750,000 to be paid into the Escrow Account by the Buyer on Completion in accordance with clause 4.3(b), together with all interest, income and gains in respect of it or, where the context permits, the balance of it;

‘ICT Contracts’ means all contracts and arrangements relating to the licensing of the ICT Systems and the provision of computer maintenance and support, web site hosting, data back-up, disaster recovery, facilities management and bureau and on-line services to the Group which are in effect on the date of this Agreement;

‘ICT Systems’ means all computer, communications, data processing, electronic and electronic control systems (whether digital or analogue) used by any Group Company on the date of this Agreement for receiving, processing, storing or transmitting data or instructions, including all website, intranet and extranet files and connections, all computer-aided design and manufacturing equipment and all hardware, software and firmware components of all such systems;

‘Intellectual Property Rights’ means all intellectual property rights including patents, registered and unregistered trademarks and service marks, trade, brand and business names, registered designs and unregistered design rights, copyright, database rights, moral rights (including all such rights in computer software and databases, firmware and other digital material), domain names, all rights protecting confidential and proprietary knowledge and information, applications for any of the foregoing, the right to sue for past infringements and the right to apply for or claim priority in respect of any of the foregoing anywhere in the world and all rights of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

‘IP Licences’ means all licences, agreements, arrangements, authorisations and permissions in any form whatsoever whether express or implied relating to the use, enjoyment and exploitation:

(a)	by the Group of any Intellectual Property Rights at the date of this Agreement; and

(b)	by any third party of the Company Intellectual Property,

in effect on the date of this Agreement including those listed in the Disclosure Letter but excluding the ICT Contracts;

‘Key Employees’ means those employees of the Group listed in Schedule 10;

‘Lease’ means the under lease of the ground and first floors of the UK Property to be entered into by the Company pursuant to paragraph 1 of Schedule 4 in the form previously approved by the Buyer;

‘Legislation’ includes all Acts of Parliament, all applicable provisions of the Treaties constituting the European Community, the European Union and the European Economic Area and all orders and regulations made pursuant to such an Act or Treaty or otherwise having the force of law or any similar instrument in any other relevant jurisdiction;

‘liability’ means any liability whether present, future, actual or contingent including all damages and reasonable costs or expenses incurred in connection with such liability;

‘Management Accounts’ means the unaudited management accounts of each Group Company comprising a balance sheet as at 30 July 2011 and a profit and loss account for the period which commenced on 1 April 2011 and ended on 30 July 2011, copies of which are annexed to the Disclosure Letter;

‘Net Asset Value’ means the value of the fixed and current assets (including accrued revenue as of the Completion Date but excluding work-in-progress to the extent not included in accrued revenue and eliminated intercompany loans and goodwill, Intellectual Property Rights and other intangible assets, for the avoidance of doubt, current assets include debtors) of the Group as shown in or derived from the Completion Accounts less the value of the combined liabilities (excluding eliminated intercompany accounts and any attributable to the preference shares) and provisions of the Group as shown in or derived from the Completion Accounts and, for the avoidance of doubt, the Net Asset Value may be a negative figure;

‘Open Source Software’ means any software that contains, or is derived in whole or in part from, any software distributed publicly, including those commonly referred to as ‘free software’ and/or ‘open source software’. Open Source Software includes software licenses made available under such terms and conditions (a) requiring disclosure of the source code of derivative works thereof, or (b) restricting, limiting or adversely affecting the exercise or enforcement by a Group Company of its Intellectual Property Rights, including software licensed under the GNU General Public Licence, Lesser/Library General Public Licence or Apache Licence;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

‘Payment on Account’ means the sum of £3,000,000;

‘Property’ means the property brief particulars of which are given in Schedule 3 and includes any part of or any interest in it;

‘Property Licences’ means all third party consents and licences necessary for the lawful grant of the Lease which are inconsistent with the requirements of clause 3.9.8 of the lease of the UK Property dated 11 April 2006 made between (1) Union Pension Trustees Limited, Simon David Pooley, Alan John Rowe, Philip Thomas Buckley and Norman Stephen Harper; and (2) MPC Data Limited;

‘Relief’ means any loss, relief, allowance, credit, deduction, exemption or set-off in respect of Tax or any right to repayment of Tax;

‘Residual Liability’ means any liability of any Group Company falling within one of the following categories:

(a)	any liability arising from the issue, cancellation or redemption of any preferred shares in the Company and any dividend, redemption or other payments with respect to such shares arising before Completion;

(b)	any liability arising from accrued but unawarded employee, director or officer bonus entitlements (whether with respect to current or former directors, employees or officers) for the period up to Completion; or

(c)	any liability arising from the grant or exercise of any share options granted by any Group Company prior to Completion;

‘Restricted Business’ has the meaning attributed to that expression in paragraph 1 of Schedule 9;

‘Restricted Territory’ has the meaning attributed to that expression in paragraph 1 of Schedule 9;

‘Sellers’ Representative’ means Norman Stephen Harper or any person appointed as a successor to him under clause 14;

‘Sellers’ Solicitors’ means Stuart Hodge Corporate Lawyers LLP of 3 Temple Row West, Birmingham, B2 5NY;

‘Shares’ means all the issued shares in the Company;

‘Solicitors’ means the Sellers’ Solicitors and the Buyer’s Solicitors;

‘Statutory Declaration’ means the statutory declaration to be made on behalf of the Company in accordance with clause 10 of the Lease;

‘Tax’ or ‘Taxation’ includes all taxes, duties, levies, imposts, charges, deductions and withholdings of any nature whatsoever, whether created or imposed in the United Kingdom or elsewhere, which are collected and administered by any Tax Authority, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions and any payment whatsoever which the

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

relevant person may be or become bound to make to any person as a result of a discharge by that person of any Tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them and regardless of whether such taxes, duties, levies, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount of them is recoverable from any other person;

‘Tax Authority’ means any taxing governmental, local government, fiscal or other authority (whether within or outside the United Kingdom) competent to impose, assess, administer or collect any Tax including HM Revenue & Customs;

‘Tax Indemnity Claim’ means a claim under clause 8.1;

‘UK Property’ means the property in the United Kingdom referred to in Schedule 3;

‘Warranty Claim means a claim for breach of any of the Warranties; and

‘Warranties’ means the warranties contained in Schedule 6.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a reference to a statute, statutory provision or EC Directive includes a reference to:

(i)	that statute, provision or EC Directive as amended, re-enacted, replaced or modified on the date of this Agreement;

(ii)	any future statute, provision or EC Directive which re-enacts or replaces it provided that, as between the parties to and for the purposes of this Agreement, the re-enactment or replacement shall only apply to the extent that it does not adversely affect the rights of or obligations on any party; and

(iii)	any order, statutory instrument, regulation or other subordinate legislation made from time to time under the relevant statute or EC Directive;

(b)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

(c)	a reference to a document ‘in the agreed form’ is a reference to the form of that document signed or initialled for identification purposes by or on behalf of the parties to this Agreement;

(d)	a reference to ‘writing’, or any cognate expression, is a reference to any mode of representing or reproducing words in a visible, non-transitory form (but does not include a reference to e-mail or other mode of representing or reproducing words in electronic form);

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(e)	where any statement in this Agreement or in the Disclosure Letter is qualified by the expression ‘so far as the Sellers are aware’ or ‘to the best of the knowledge of the Sellers’, or any cognate expression, unless otherwise stated, that expression shall be deemed to include an additional statement that it has been made after reasonable enquiry;

(f)	where any Warranty is qualified by reference to materiality (including the phrase ‘in all material respects’), such reference shall be construed as a reference to materiality in the context of the business of the Group taken as a whole;

(g)	any phrase introduced by the terms ‘including’ or ‘in particular’, or any cognate expression, shall be construed as illustrative and not limiting of any preceding words;

(h)	a reference to ‘a party’ is a reference to a party to this Agreement;

(i)	a reference to a clause or a Schedule is a reference to a clause of or a Schedule to this Agreement; a reference to a paragraph (unless otherwise stated) is a reference to a paragraph of the Schedule in which the reference appears; and a reference to this Agreement includes a reference to each Schedule; and

(j)	a reference to an Annex is a reference to an annex attached to this Agreement and for the purpose of identification signed on behalf of the parties.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	Each of the Schedules shall have effect as if set out in this Agreement.

2	SALE AND PURCHASE OF THE SHARES

2.1	Each of the Sellers shall sell the number of Shares set opposite his name in columns (2) and (3) of Schedule 1 with full title guarantee and the Buyer shall buy the Shares on the terms and subject to the conditions of this Agreement.

2.2	The Shares shall be sold free from all Encumbrances and with all rights now or hereafter becoming attached to them.

2.3	The Buyer shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

2.4	Each of the Sellers unconditionally and irrevocably waives all rights and restrictions (including all rights of pre-emption) which may exist for his benefit under the articles of association of the Company or otherwise in respect of the Shares to be sold by it under this Agreement.

3	CONSIDERATION

3.1	The Consideration shall be the aggregate of the:

(a)	Payment on Account; and

(b)	Earn-Out Consideration, adjusted in accordance with clause 6.2.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

3.2	The Consideration shall be paid in cash in accordance with clauses 4.3 and 6.2 and Schedule 8.

3.3	Any payment made by the Sellers under the Warranties or clause 8 or clause 10 shall be treated as a reduction of the Consideration.

4	COMPLETION

4.1	The sale and purchase of the Shares shall be completed at the offices of the Buyer’s Solicitors immediately on exchange of this Agreement.

4.2	The Sellers shall on Completion do, or procure to be done, the things specified in Schedule 4 (in so far as they have not already been done).

4.3	The Buyer shall on Completion:

(a)	pay to each of the Sellers the proportion set opposite his name in column (4) of Schedule 1 of the Payment on Account less the Holdback; and

(b)	pay the Holdback into the Escrow Account by CHAPS transfer.

4.4	The Buyer shall make any payment due to the Sellers under this Agreement by CHAPS transfer to the account of the Sellers’ Solicitors at Barclays Bank Plc, 25 High Street Coventry, CV1 5QZ (Account Name: ***), whose receipt shall be a sufficient discharge to the Buyer and the Buyer shall have no duty in connection with the manner in which the Consideration is allocated among the Sellers or to see that any other payment or items delivered to the Sellers’ Solicitors is applied in any particular way.

5	HOLDBACK

5.1	The Sellers and the Buyer shall procure that prior to Completion an interest bearing account is opened with Barclays Bank Plc in the joint names of the Solicitors upon terms that withdrawals from such account shall require the signatures of an authorised signatory of each of the Buyer’s Solicitors and the Sellers’ Solicitors.

5.2	Except in relation to any payment in respect of Tax or bank charges, the Solicitors shall not be required to take any action with respect to the Holdback except on the written instructions of both the Buyer and the Sellers.

5.3	Subject to payment of any Tax on interest earned on the Holdback or any other Tax in respect of it for which Barclays Bank Plc or the Solicitors is or are or may properly become liable and to payment of any bank or other charges or costs incurred in respect of the establishment or maintenance of the Escrow Account, the Buyer and the Sellers shall procure that the Solicitors apply the Holdback as follows:

(a)	in such manner as the Buyer and the Sellers may from time to time jointly instruct;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(b)	in paying to the Buyer or the Seller any amount at any time due to such party under clause 6.2:

(c)	in paying to the Buyer any amount at any time due to it from the Sellers in relation to a Warranty Claim and/or a Tax Indemnity Claim where:

(i)	written notice of the Warranty Claim or Tax Indemnity Claim setting out in reasonable detail the nature of the claim and amount claimed shall have been served by the Buyer on the Sellers; and

(ii)	the Buyer shall have obtained final judgment in respect of the Warranty Claim and/or Tax Indemnity Claim; or

(iii)	the liability for such Warranty Claim and/or Tax Indemnity Claim has been agreed in writing between the Sellers and Buyer.

5.4	On the 18 month anniversary of this Agreement any part of the Holdback which then remains after any applications under clause 5.3 or clause 6.2 shall be released to the Sellers provided that if, prior to such date, the Buyer shall have notified to the Sellers in the manner specified in clause 5.3(c)(i) any Warranty Claim or Tax Indemnity Claim which has not then been determined, there shall be retained in the Escrow Account such amount as the Buyer, acting reasonably, considers necessary to satisfy such claim pending its determination, and clause 5.3 shall continue to apply in relation to the amount so retained. Any balance of the Holdback remaining after the determination of the last such claim to be determined shall be released to the Sellers upon such determination.

5.5	The interest earned on the Holdback shall follow the principal amounts, so that upon any payment to the Buyer under clause 5.3 or clause 6.2 the Buyer shall be entitled to the interest earned in respect of the principal amount so paid to the Buyer from Completion to the date of such payment (calculated on a pro rata basis and net of any Tax required by law to be deducted from it) and any balance of such interest shall be paid to the Sellers (net of any Tax which is required by law to be deducted from it).

5.6	Each of the Buyer and the Sellers undertake to the other to ensure that all rights in and to the Holdback remain free from any Encumbrance except as provided by this clause or implied by law.

5.7	The payment of any part of the Holdback in accordance with the provisions of this clause whether to the Buyer or to the Sellers shall not prejudice or affect any other rights or remedies of the Buyer in respect of any Claim.

5.8	The limitations and exclusions set out in Schedule 7 and clause 8 shall apply to any claim under the Holdback.

6	NET ASSET VALUE ADJUSTMENT PAYMENT

6.1	The Sellers and the Buyer shall comply with their obligations in relation to the preparation of the Completion Accounts in accordance with the provisions of Schedule 5.

6.2	Within 5 Business Days after the Net Asset Value has been finally ascertained in accordance with Schedule 5, either:

(a)	If the Net Asset Value is equal to or exceeds £***:

(i)	the Buyer shall pay to each of the Sellers the proportion set opposite his name in column (5) of Schedule 1 of the amount (if any) by which the Net Asset Value exceeds £***; and

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(ii)	the Buyer shall instruct the Solicitors to release £*** of the Holdback to the Sellers;

(b)	If the Net Asset Value is less than £***:

(i)	the Sellers shall instruct the Solicitors to release to the Buyer from the Holdback the amount by which the Net Asset Value falls short of £***; and

(ii)	where the Net Asset Value is less than £*** but greater than £***, the Buyer shall instruct the Solicitors to release to the Sellers from the Holdback the proportion set opposite his name in column (5) of Schedule 1 of the amount (if any) by which the Net Asset Value exceeds £***.

6.3	If within twelve months after the Completion Date it comes to the knowledge of the Sellers or the Buyer that the amount of any item has been incorrectly shown in the Completion Accounts either:

(a)	the financial threshold as specified in paragraph 4(b) of Schedule 7 shall be increased by the sum equal to the amount by which the Net Asset Value was understated as a result of the error or omission, unless it was reasonably capable of discovery by the Sellers before the date of the said report; or

(b)	the Sellers shall pay to the Buyer a sum equal to the amount by which the Net Asset Value was overstated as a result of the error or omission, unless it was reasonably capable of discovery by the Buyer before the date of the said report. This clause 6.3(b) is subject to the individual and collective financial limitations set out at paragraph 4 of Schedule 7 being exceeded by the amount of the overstatement when taken alone in accordance with this clause or combined with a Warranty Claim or Warranty Claims (the Buyer not being able to make a double recovery in respect of a claim under this clause or a Warranty Claim in respect of the same matter). Moreover, this clause shall not apply to any reduction in the Net Asset Value where such a reduction is recoverable pursuant to a Tax Indemnity Claim.

7	WARRANTIES

7.1	The Sellers jointly and severally warrant to the Buyer in the terms set out in Schedule 6, subject to the provisions of Schedule 7 and each party acknowledges that the terms of those Schedules and this clause 7 are in the circumstances fair and reasonable.

7.2	The Warranties are given subject to matters fairly disclosed in sufficient detail to enable a reasonable buyer to understand the nature and scope of the matter disclosed in this Agreement or the Disclosure Letter.

7.3	Each of the Warranties is a separate warranty and shall not be restricted in its extent or application by the terms of any of the other Warranties.

7.4	Each of the Sellers hereby waives any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any employee of any Group Company for the purpose of assisting the Sellers to give any of the Warranties or to prepare the Disclosure Letter.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

8	TAX INDEMNITY

8.1	Subject to clause 8.4 and the relevant provisions of Schedule 7 the Sellers hereby jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to the amount of any liability of either Group Company to make or suffer an actual payment of Tax:

(a)	arising in respect of or in consequence of:

(i)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) on or before Completion; or

(ii)	any transaction, circumstance or event which occurs or occurred (or is deemed to occur or to have occurred) on or before Completion; or

(b)	properly attributable to any of the Sellers; or

(c)	which would have been saved by any Group Company but for the unavailability of any losses arising before Completion which have been taken into account in computing (and thereby reducing), or in obviating the need for, any provision for Tax in the Accounts or the Completion Accounts, or which are shown as an asset in, or referred to in the notes to, the Accounts or the Completion Accounts, save in each case to the extent that the Tax has been discharged before Completion, together with all reasonable costs and expenses incurred by any Member of the Buyer Group or any Group Company in connection with the liability to Tax or in taking or defending any action pursuant to this clause 8.

8.2	For the purpose of clause 8.1 there shall be treated as an actual payment of Tax equal to the amount of Tax saved in consequence of any use or set-off of:

(a)	any Relief arising to either Group Company in respect of a transaction, circumstance or event occurring or period ending after Completion; or

(b)	any Relief arising to any Member of the Buyer’s Tax Group,

in circumstances where, but for such use or set-off, a Group Company would have been liable to make an actual payment of Tax.

8.3	Any reference to a transaction, circumstance or event which occurs or occurred (or is deemed to occur or have occurred) on or before Completion shall include a series of combination of transactions, circumstances or events the first of which occurred on or before Completion.

8.4	The covenants in clause 8.1 shall not apply to any liability:

(a)	to the extent that the liability arises as a result only of the specific provision or reserve in the Completion Accounts being insufficient by reason of any increase in rates of Taxation made after the date of this Agreement;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(b)	which would not have arisen but for any voluntary omission or voluntary act or transaction carried out by the Buyer or any Group Company (unless such act or omission is required by law or pursuant to a legally binding obligation of a Group Company entered into prior to Completion) after Completion otherwise than in the ordinary course of business of a Group Company or the Buyer as carried on prior to Completion and which the Buyer knew or ought reasonably to have known would result in the Company or any Group Company becoming liable for Taxation;

(c)	to the extent that any Relief other than any Relief referred to in clause 8.2is available to reduce or eliminate such liability;

(d)	to the extent that any such liability for Taxation would not have arisen but for a disclaimer or revision by any Group Company after Completion of capital allowances or any other Relief which was taken into account when computing any provision or reserve for Tax in the Completion Accounts; or

(e)	the liability for Taxation has been made good or the Buyer or any Group Company has been compensated in respect of it at no expense to the Buyer or the Group Company;

8.5	If any provision for Taxation in the Completion Accounts shall be certified by the Auditors on or before the seventh anniversary of Completion (on application of either party) to be excessive then:

(a)	The amount of the excess shall first be set off against the liability of the Sellers then outstanding under the covenant;

(b)	So far as it exceeds any such liability shall to the extent of any payments already made by the Sellers under the covenant in this clause 8 be repaid to the Sellers to the extent not previously refunded under this clause 8.5; and

(c)	So far as it is not set off in clause 8.5(a) above or repaid in paragraph 8.5(b) above any excess shall be set against any future payments to be made by the Sellers under the covenant and if the Buyer or a Group Company is notified in writing by its Auditors that such a provision is excessive the Buyer shall immediately give details of it to the Sellers.

8.6	The Buyer hereby covenants with the Sellers to pay to the Sellers (as trustee for the Indemnified Persons (as defined below)) an amount or amounts equal to any Taxation for which the Sellers, (or any other person by virtue of that person being related to the Sellers (together the “Indemnified Persons”)), become liable, as a result of the Company or any Group Company failing to discharge any liability for Taxation when payable.

8.7	The covenants contained in clauses 8.6 shall:

(a)	extend to any reasonable costs incurred by the Sellers or the Indemnified Persons in connection with any Taxation in respect of which a payment or an indemnity obligation arises under this clause 8;

(b)	not extend to any Taxation in respect of which the Buyer would (but for such Taxation having been satisfied by the Sellers or the Indemnified Persons) have had, or would have, a claim under the covenant in clause 8.1, provided that this paragraph 8.7 shall not apply to the extent that such claim has previously been satisfied by the Sellers; and

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EXECUTION VERSION

(c)	not extend to any Taxation which has been recovered by the Sellers or any Indemnified Person under any relevant statutory provision, the Sellers having used all reasonable efforts to make such recovery.

9	TREATMENT OF GUARANTEES

9.1	The Sellers jointly and severally undertake to the Buyer that:

(a)	as soon as is practicable after Completion they shall use their best endeavours to obtain the release of each Group Company from any guarantee, indemnity or security given by such Group Company in connection with any liability of any Connected Person of a Seller and they shall give any further guarantee, indemnity, security or similar obligation which may be required as a condition for such release;

(b)	from Completion until such release is obtained they shall not and they shall procure that each Connected Person of a Seller shall not do or omit to do any act or thing whereby the liability of any Group Company in respect of such guarantee, indemnity or security is increased or extended; and

(c)	they shall indemnify the Buyer and each Group Company against every liability incurred under any such guarantee, indemnity or security.

9.2	The Buyer undertakes to the Sellers that:

(a)	as soon as practicable after Completion it shall use its reasonable endeavours to obtain the release of each Connected Person of each Seller from those guarantees, indemnities and securities given by it in connection with any liability of a Group Company which are expressly disclosed in the Disclosure Letter;

(b)	from Completion until such release is obtained it shall not and it shall procure that each Group Company shall not do or omit to do any act or thing whereby the liability of any Connected Person of each Seller in respect of such guarantee, indemnity or security is increased or extended; and

(c)	it shall indemnify each such Connected Person of each Seller against every liability incurred after Completion under any such guarantee, indemnity or security,

provided that the Buyer shall not be obliged to make any monetary payment for obtaining any release pursuant to this clause. The parties acknowledge that the Buyer shall be under no obligation to obtain the release of any Connected Person of any Seller from any guarantee, indemnity or security given by it in connection with any liability of a Group Company which is not expressly disclosed in the Disclosure Letter and each such Connected Person of the Seller shall remain liable under such guarantees, indemnities and securities.

10	RESIDUAL LIABILITIES

10.1	The Sellers jointly and severally undertake to the Buyer that they will discharge every Residual Liability which may from time to time arise and that they will, at the election of the Buyer, either indemnify:

(a)	each Group Company against any Residual Liability of that Group Company; or

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EXECUTION VERSION

(b)	the Buyer against any reduction in the value of the Shares arising from any Residual Liability, which reduction shall be deemed to be equal to the amount of that Residual Liability and to arise when that Residual Liability arises.

10.2	The undertaking and indemnities given by clause 10.1 shall be construed as separate and independent and shall not be restricted one by the other except that any performance, discharge or payment by the Sellers in respect of a liability under the undertaking or under either indemnity shall pro tanto discharge any liability under any of the others arising out of the same subject matter so that neither the Buyer nor any Group Company shall be entitled to have performed or recover (whether under clause 10.1, any other provision of this Agreement or otherwise) any amount in respect of a Residual Liability, or otherwise obtain reimbursement or restitution, more than once in respect of the same liability.

11	RESTRICTIVE COVENANTS

11.1	In consideration of the purchase of the Shares, each of the Sellers individually undertakes to the Buyer that he shall, and shall procure that every Connected Person of his shall, comply with the provisions of Schedule 9.

11.2	Each of the Sellers acknowledge that he considers the restrictions contained in Schedule 9 (each of which shall be construed as a separate undertaking) are reasonable in the interests of both the Sellers and the Buyer and are necessary for the protection of the goodwill and confidential information of each Group Company; but if any such restriction shall be void or voidable but would be valid and enforceable if some part or parts of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

12	DEPARTING SELLERS’ RELEASE

12.1	Each Departing Seller releases and forever discharges each Group Company and the Buyer from all actual or potential claims, demands or causes of action capable of being brought before an Employment Tribunal, the High Court, the County Court or any other court, tribunal, or other judicial, administrative, regulatory or arbitral body of competent jurisdiction in any jurisdiction anywhere in the world (whether existing in fact or in law, or arising in statute, contract, tort or any other form and whether or not presently known or suspected, whether or not any legal remedy available for such in the future would be available for any action taken at the date of this Agreement in respect of the same subject matter) that the Departing Seller has, ever had or may now have or hereafter can, shall or may have, arising out of or in any way connected with the Departing Seller’s employment or appointment as a director or officer of a Group Company (or termination thereof) for the period up to Completion against the Group (including without limitation as a result of any change in the law) and/or its or their respective current, former or future directors, officers, employees, shareholders and agents.

12.2	Without prejudice to clause 12.1, provided always that such Departing Seller has received in full all salary payments and benefits then owed to the same on such date each Departing Seller shall enter into a Compromise Agreement within two Business Days of receiving a written request to do so by the Buyer such request to be given at any time following Completion.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

13	PENSIONS

The Sellers shall indemnify, keep indemnified, defend and hold the Buyer harmless against all and any losses incurred or suffered by the Buyer or the Group in connection with or in any way arising from any failure to make any pension contributions to or in respect of any current or past employee, officer or director prior to Completion.

14	UK PROPERTY

The Sellers shall indemnify, keep indemnified, defend and hold the Buyer harmless against all and any losses incurred or suffered by the Buyer or the Group in connection with or in any way arising from the Sellers failing to comply with their obligations in Paragraph 1(f) of Schedule 4.

15	SELLERS’ REPRESENTATIVE

15.1	Each of the Sellers hereby appoints the Sellers’ Representative as his attorney and agent with power on his behalf to take any action required, permitted or, in the absolute discretion of the Sellers’ Representative, desirable or expedient pursuant to or in connection with this Agreement, including power to:

(a)	give any consent, direction or notice to be given by the Sellers under or in connection with this Agreement;

(b)	receive all demands, notices or other communications directed to the Sellers under or in connection with this Agreement; and

(c)	agree any amounts due to or from the Sellers under this Agreement.

15.2	The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable until all funds held in the Escrow Account have been released, at which date such appointment shall automatically terminate, and from Completion until such time the Buyer and all other persons may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in accordance with this clause as the act of the Sellers in all matters referred to in clause 15.1.

15.3	In the event of the death or incapacity of the Sellers’ Representative, the Sellers shall within 14 days thereafter by written notice to the Buyer appoint a Seller as his successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement.

15.4	Save in respect of fraud or dishonesty, the Sellers’ Representative shall not be liable to the other Sellers for any claims whatsoever arising from any act he may do pursuant to this clause. The Sellers’ Representative shall not owe any fiduciary or other duty to any of the Sellers and each of the Sellers agrees to indemnify and keep indemnified the Sellers’ Representative against all losses, costs, expenses or liabilities whatsoever incurred by the Sellers’ Representative arising out of any act or omission by the Sellers’ Representative acting in his capacity as such.

16	SERVICE OF NOTICES

16.1	Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and may be:

(a)	delivered by hand;

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EXECUTION VERSION

(b)	sent by ordinary first class (or airmail in the case of notices to or from any country outside the United Kingdom), special delivery or recorded delivery post (in each case, pre-paid); or

(c)	sent by fax,

to the party due to receive the notice at the following address:

(i)	in the case of the Sellers, at the address set out in column (4) of Schedule 1;

(ii)	in the case of the Buyer, at its registered office from time to time marked for the attention of Philip Neiswender,

or at such other address or such fax number as may previously by notice given in accordance with this clause have been specified by that party.

16.2	A notice is deemed to be given or served:

(a)	if delivered by hand, at the time it is left at the address;

(b)	if sent by pre-paid post (whether ordinary first class, airmail, special delivery or recorded delivery), on the second Business Day after posting; and

(c)	if sent by fax, on receipt of a clear transmission report.

16.3	In the case of a notice given or served by fax or by hand, where this occurs after 5.00pm on a Business Day, or on a day which is not a Business Day, the date of service shall be deemed to be the next Business Day.

17	ANNOUNCEMENTS

Except insofar as is required by law or the requirements of any listing authority, securities exchange or regulatory or governmental body and then after consultation with the other party, no announcement of the sale and purchase of the Shares or the terms of this Agreement shall be made by the Sellers to any person without the consent of the Buyer except in the agreed form and vice versa.

18	COSTS

Except as otherwise provided in this Agreement, the parties shall pay their own costs and expenses in connection with and incidental to this Agreement.

19	SET-OFF

19.1	Subject to clause 19.2, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law.

19.2	Subject to the Buyer having given notice of a Claim as required by paragraph 3 of Schedule 7 and subject to there being insufficient funds held in the Escrow Account to cover the actual or

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EXECUTION VERSION

potential liability pursuant to such Claim, and without prejudice to its other rights under this Agreement, the Buyer shall be entitled to set off against any payment or amount due to the Sellers the amount of any Claim provided always that prior to the exercise of the right of set-off in respect of any such Claim:

(a)	the amount of such Claim has been agreed or determined or finally adjudged to be payable by an order, judgment or decree of a court of competent jurisdiction; or

(b)	the Buyer has given notice to the Sellers of such Claim and has provided the Sellers with the written opinion of a barrister appointed by the Buyer with the approval of the Sellers (such approval not to be unreasonably withheld or delayed and after affording to the Sellers a reasonable opportunity to make such representations to the barrister), which confirms that there is a reasonable prospect of the Claim being upheld if it were to proceed to court and that the amount of such Claim is reasonable, and seven days following the agreement or determination or final adjudication of a Claim which is the subject of an exercise of the right to set-off under clause 19.2(b), the Buyer shall pay to the Sellers any balance of the relevant payment due to the relevant Seller as a result of such agreement, determination or adjudication.

20	GROSSING UP

20.1	If any party is required by law to make any deduction or withholding from any payment due from it to any other party under this Agreement, the sum due from such party shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the payee receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received and retained had no deduction or withholding been required to be made.

20.2	If any Tax Authority brings into charge to Tax any sum paid to the Buyer under this Agreement (including in circumstances where any relief is available in respect of such charge to Tax), then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Agreement.

21	ENTIRE AGREEMENT

21.1	For the purposes of this clause, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of the Sellers (whether party to this Agreement or not) relating to the subject matter of this Agreement other than as expressly set out in this Agreement as a Warranty and this Agreement includes the documents referred to in it or entered into pursuant to it.

21.2	This Agreement together with any documents referred to in it comprises the entire agreement and understanding between the parties in relation to its subject matter and supersedes any previous agreement between the parties in relation to such subject matter.

21.3	The Buyer acknowledges and agrees that in entering into this Agreement it does not rely on any Pre-Contractual Statement and no party shall owe any duty of care,

21.4	Each of the parties acknowledges and agrees that the only remedy for breach of Warranty shall be damages for breach of contract (and in respect of a Tax Indemnity Claim in accordance with the terms thereof) and it shall have no other right of action against the other party in respect of a Pre-Contractual Statement.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

22	WAIVER

The exercise, or partial exercise, of or any delay or omission in exercising any right conferred by this Agreement on any party shall not constitute a waiver of that or any other right or remedy available to that party nor, subject to the time limits for making claims set out in Schedule 7, affect the right to exercise that right or remedy at a later time and the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23	EFFECT OF COMPLETION

The Warranties, and all other provisions of this Agreement insofar as they have not been performed at Completion, shall not be extinguished or affected by and shall remain in full force and effect notwithstanding Completion.

24	THIRD PARTY RIGHTS

24.1	No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person other than the parties to this Agreement except:

(a)	any person mentioned in clauses 7.4, 9.1 and 9.2 may enforce the terms of that clause in accordance with that Act but no such person shall be entitled to assign its rights in respect of those clauses; and

(b)	to the extent, if any, that any other provision of this Agreement otherwise expressly provides for that Act to apply to any of its terms.

24.2	Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any third party.

25	ASSIGNMENT

This Agreement is personal to the parties and accordingly no party may assign or grant any Encumbrance over any of its rights under this Agreement or any document referred to in it.

26	SEVERANCE

If any provision of this Agreement is held by a Competent Authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

27	JOINT AND SEVERAL LIABILITY

Save for clause 11 all warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

28	FURTHER ASSURANCE

Each of the Sellers shall from time to time and at all times after the Completion Date at its own cost upon request by the Buyer do all such acts and execute all such documents as the Buyer may reasonably require for the purposes of vesting the full legal and beneficial ownership of the Shares in the Buyer.

29	COUNTERPARTS

This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other parties.

30	EXPERT DETERMINATION

Any person appointed to determine a dispute under any provision of this Agreement (an ‘expert’) shall be entitled to instruct valuers, lawyers or other professional advisers or specialists to assist him in reaching his determination, and the costs and expenses of any person so instructed shall be deemed to be costs and expenses of the expert.

31	GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim (whether contractual or otherwise) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with English law, and the parties shall submit to the exclusive jurisdiction of the English courts in London in relation to any such disputes or claims.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 1    THE SELLERS

(1) NAMES OF THE SELLERS	(2) NUMBER OF ORDINARY SHARES TO BE SOLD	(3) NUMBER OF PREFERENCE SHARES TO BE SOLD	(4) PROPORTIONS IN WHICH PAYMENT ON ACCOUNT LESS THE HOLDBACK IS TO BE PAID	(5) PROPORTIONS IN WHICH ANY OTHER CONSIDERATION (OTHER THAN THE PAYMENT ON ACCOUNT LESS THE HOLDBACK) DUE UNDER THIS AGREEMENT IS TO BE PAID	(6) ADDRESS FOR PURPOSES OF CLAUSE 16
Philip Thomas Buckley	***	***	***	***	***
Norman Stephen Harper	***	***	***	***	***
Simon David Pooley	***	***	***	***	***
Alan John Rowe	***	***	***	***	***
Kevin Paul Heawood	***	***	***	***	***
Frank Michael Breeze	***	***	***	***	***
Julian Back	***	***	***	***	***

Total	***	***

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 2    GROUP DETAILS

PART 1 - THE COMPANY

1	Name	:	MPC Data Limited

2	Registered number	:	05507446

3	Registered office	:	County Gate County Way Trowbridge Wiltshire BA14 7FJ

4	Date and place of incorporation	:	13 July 2005, England and Wales

5	Authorised share capital	:	£1,482,020 comprising 1,082,020 preference shares of £1 each and 399,000 ordinary shares of £1 each.

6	Issued share capital	:	390,252 Ordinary Shares 1,082,020 Preference Shares

7	Directors	:	Frank Michael Breeze Philip Thomas Buckley Norman Stephen Harper Kevin Paul Heawood Simon David Pooley Alan John Rowe

8	Secretary	:	Nil

9	Auditors	:	Moore Stephens

10	Accounting reference date	:	31 March

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

PART 2 - THE COMPANY’S SUBSIDIARY

1	Name	:	MPC Data Inc.

2	UBI:	:	602-852-613

3	Registered office	:	4034 148th Ave. NE Suite C1, Redmond, WA 98052

4	Date and place of incorporation	:	Incorporated on 31 July 2008 A Washington corporation

5	Issued share capital	:	1,000 shares of common stock at a price of $0.01 per share

6	Registered and beneficial shareholders	:	MPC Data Limited

7	Directors	:	Norman Stephen Harper, Kevin Paul Heawood and Frank Michael Breeze

8	Auditors	:	None

9	Accounting reference date	:	31 March

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 3    THE PROPERTY

(1) PROPERTY DESCRIPTION	(2) ESTATE OR INTEREST	(3) USE OF PROPERTY	(4) LANDLORD PROPERTY COMPANY	(5) OWNING GROUP COMPANY

Ground and first floors of County Gate County Way Trowbridge Wiltshire BA14 7FJ (further details of which are specified in the Lease)	Leasehold	Office	ASSP Properties Limited	MPC Data Limited

Building K1, Suite C1, 4034, 148th Avenue, NE, Redmond, WA98052	Leasehold	Office	P.S Business Parks L.P	MPC Data Inc.

6214 101st Ct NE, Kirkland, King County, Washington	Leasehold	Residential	Kathleen Dier	MPC Data Inc.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 4    SELLERS’ OBLIGATIONS ON COMPLETION

1	The Sellers shall procure that:

(a)	such changes are made (by way of resignation or appointment) in the offices of directors, secretary and auditor of each Group Company as the Buyer may require;

(b)	with respect to the operation of each bank account of each Group Company such changes are made to the mandates as the Buyer may require;

(c)	all moneys owing at Completion to, or by, a Group Company by, or to any of the Sellers or any director or employee of a Group Company are repaid;

(d)	the registration of the Buyer or its nominee as the holder of the Shares is approved (subject only to properly stamped transfers being lodged for registration); and

(e)	the name of MPC Dynamics Limited is changed so as not to include “MPC” or any confusingly or deceptively similar name.

(f)	In respect of the Lease:

(i)	It has obtained the Property Licences and Statutory Declaration prior to the Completion;

(ii)	The Lease is granted to the Company with full title guarantee on the Completion Date; and

(iii)	As soon as reasonably practicable following the grant of the Lease the Schedule of condition referred to in the Lease which shall be prepared by the Buyer and issued to the Sellers is approved by the Sellers (in their capacity as landlord) and validly annexed to the Lease for the purposes of clause 3.4 of the Lease

2	The Sellers shall deliver to the Buyer:

(a)	transfers of the Shares duly executed by the registered holder(s) in favour of the Buyer (or such other person as it may nominate);

(b)	the certificates for the Shares;

(c)	any power of attorney under which any document to be delivered under this Schedule has been executed;

(d)	a power of attorney in the agreed form executed by each registered holder of the Shares in favour of the Buyer or its nominee authorising it to attend and vote at general meetings of the Company;

(e)	the certificates for all the issued shares in each Group Company (other than the Company);

(f)	the certificate of incorporation, any certificates of incorporation on change of name and common seal (if any) of each Group Company;

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(g)	the statutory books of each Group Company duly made up to date (including signed minutes in the agreed form recording the implementation of the matters specified in paragraph 1 of this Schedule and authorising the execution of all documents to be entered into by it pursuant to this Agreement and the performance by it of its obligations thereunder);

(h)	in the case of every director or secretary of a Group Company resigning in accordance with paragraph 1(a), his written resignation and an acknowledgement by deed in the agreed form that he has no claim against the relevant Group Company for compensation for loss of office or for the termination of his employment or otherwise;

(i)	all deeds, certificates and other documents of title to the assets of each Group Company;

(j)	copies of bank statements in respect of each bank account maintained by each Group Company as at the close of business on the last Business Day before Completion, together in each case with a reconciliation statement prepared by the Sellers to show the position at Completion listing unpresented cheques drawn or received by each Group Company and standing orders paid since the date of the relevant bank statement;

(k)	all cheque books in current use in respect of all bank accounts maintained by each Group Company;

(l)	the Lease, and the Property Licences and the Statutory Declaration; and

(m)	the employment agreements in the agreed form duly executed by each Key Employee and the Company.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 5    COMPLETION ACCOUNTS

PART 1

FORM

1	The Completion Accounts shall consist of a consolidated balance sheet of the Group as at the Completion Date and a consolidated profit and loss account of the Group for the period since the Accounting Date to the Completion Date substantially in the form of the audit report for the year ended on the Accounts Date.

2	The Completion Accounts shall be prepared on the basis and policies consistent with, and applied in the same way and following the same methodologies (including as to the application of all practices, judgments, estimates, forecasts and opinions) as, those adopted and applied in the preparation of the Accounts and, subject thereto, in accordance with accounting principles generally accepted in the United Kingdom (including all statements of Standard Accounting Practice, Financial Reporting Standards and Abstracts of the Urgent Issues Task Force) under the historical cost convention.

PREPARATION

3	The Sellers shall procure that the Completion Accounts shall be prepared and the Net Asset Value calculated in accordance with this Schedule and shall deliver to the Buyer copies of the Completion Accounts and the calculation of the Net Asset Value and such background information as is necessary to understand their calculation as soon as practicable after Completion and in any event within 25 Business Days after Completion.

4	The Buyer shall within 20 Business Days of receipt of the Completion Accounts, report in writing whether, in its opinion, the Completion Accounts have been prepared in accordance with the provisions of paragraphs 1 and 2 and whether the Net Asset Value is correct and, if not, the respects in which it considers the Completion Accounts have not been so prepared or the Net Asset Value is incorrect, identifying the amounts or items which are in dispute, and shall deliver copies of its report to the Sellers.

5	Once agreed to by the Buyer, the Completion Accounts and the Net Asset Value shall (except in the case of manifest error) be conclusive and binding on the Sellers and the Buyer.

6	If, within the period referred to in paragraph 4, the Buyer shall report in writing that, in its opinion, the Completion Accounts have not been prepared in accordance with the provisions of paragraphs 1 and 2 or that the calculation of the Net Asset Value is not correct, the Buyer and the Sellers shall use their reasonable endeavours to agree on the Completion Accounts and the Net Asset Value, but if the Buyer and the Sellers have not agreed on the Completion Accounts and the Net Asset Value within 20 Business Days of the date on which the Buyer’s report referred to in paragraph 4 is delivered to the Sellers, either the Sellers or the Buyer may at any time after that date refer the matter or matters in dispute to such independent firm of chartered accountants as they shall agree or, in default of agreement within five Business Days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers or the Buyer.

7	The independent firm of chartered accountants referred to in paragraph 6 shall determine the matter or matters in dispute (which may include any dispute involving the interpretation of any

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

provision of this Agreement affecting the Completion Accounts or their jurisdiction to determine the dispute or their terms of reference) acting as experts not as arbitrators and their decision shall be final and binding in the absence of manifest error. Such independent firm of chartered accountants shall be instructed to deliver their determination as soon as practicable to the Sellers and the Buyer.

8	The Sellers and the Buyer agree that:

(a)	in endeavouring to finalise the Completion Accounts and the Net Asset Value under paragraph 6, they and any accountants appointed shall have regard only to, and they shall instruct such accountants to have regard only to, such matters and facts as are ascertained or capable of conclusive ascertainment on the date the Completion Accounts are delivered by the Buyer in accordance with paragraph 3; and

(b)	they shall instruct any accountants appointed under paragraph 6 to determine only the particular aspect of the preparation of the Completion Accounts or the ascertainment of the Net Asset Value in dispute and, accordingly, such accountants shall not determine or adjust any other matter or have regard to any fact not directly relating to the matter in dispute.

9	The Sellers shall give such assistance and shall provide access to such information and personnel (including all working papers and audit files relating to the Accounts as the Buyer may reasonably require in connection with the analysis of the Completion Accounts and the Net Asset Value; and the Buyer shall give such assistance and shall provide access to such information as the Sellers or, if applicable, the accountants appointed under paragraph 6 may reasonably require in connection with the preparation or finalisation of the Completion Accounts and the Net Asset Value.

10	The fees of any accountants appointed under paragraph 6 (including the fees of any professional advisers appointed by such accountants as aforesaid) shall be borne by the Sellers and the Buyer in such proportions as the accountants may determine and if either party shall fail to pay such fees in accordance with the provisions of this paragraph, the other may in its absolute discretion pay such fees on the first party’s behalf and the first party shall reimburse the other on demand all costs and expenses incurred by the other in so doing.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 6    THE WARRANTIES

PART 1 - SELLERS’ TITLE

1	The Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid up and beneficially owned by the Sellers free from all Encumbrances.

2	No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share of the Company or to convert any securities (whether of the Company or another undertaking) into shares, or shares of a different class, of the Company.

3	The shares of each Group Company named in part 2 of Schedule 1 are fully paid up (or credited as fully paid up) and beneficially owned by the Company free from any Encumbrance.

4	No person has the right (whether exercisable presently or in the future and whether contingently or not) to call for the allotment, sale or transfer of any share of any Group Company named in part 2 of Schedule 1 or to convert any securities (whether of that Group Company or another undertaking) into shares, or shares of a different class, of that Group Company.

PART 2 - GENERAL

CAPACITY OF THE SELLERS

5	Each of the Sellers has full power and authority to enter into and perform his obligations under this Agreement and all other agreements entered into, or to be entered into, pursuant to the terms of this Agreement, and such agreements, when executed, will constitute valid, binding and enforceable obligations of each of the Sellers in accordance with their terms.

6	The Sellers do not require the consent, approval or authority of any other person to enter into or perform their obligations under this Agreement or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement, and their respective entry into and performance of such agreements will not breach or constitute a default under any contractual, governmental or public obligation binding upon them.

7	The Sellers are not engaged in any litigation or arbitration proceedings which might have an effect upon their capacity or ability to perform their obligations under this Agreement or any other agreement entered into, or to be entered into, pursuant to the terms of this Agreement and no such legal or arbitration proceedings have been threatened against any of them.

8	No person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with this Agreement or the sale of the Shares.

GROUP COMPANIES, CONSTITUTION AND CORPORATE DOCUMENTS

9	No Group Company has any subsidiary undertaking, other than the subsidiary undertaking named in Part 2 of Schedule 1.

10	The particulars of each Group Company set out Schedule 1 are true and accurate.

11	Each Group Company is incorporated as a private company limited by shares.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

12	The copy of the constitutional documents of each Group Company contained in the CD ROM annexed to the Disclosure Letter is a complete and accurate copy of all such documents and sets out completely the rights and restrictions attaching to each class of share capital of that Group Company.

13	All statutory books and registers of each Group Company have been properly kept as required by law, no notice or allegation that any of them is incorrect or should be rectified has been received and, in particular, no application for the rectification of any of the statutory books and registers, including the register of members, of any Group Company is outstanding or threatened.

14	No Group Company is presently registered or otherwise authorised or permitted to file any returns or other information with the Registrar of Companies in England and Wales otherwise than in hard copy form and any authentication code for online or web filing has been cancelled. All returns, particulars, resolutions and other documents which any Group Company is required by law to file with or deliver to any authority in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed, or as the case may be, delivered and, so far as the Sellers are aware, no false returns, particulars, resolutions or other documents have been filed with or delivered to the Registrar of Companies in England and Wales or any other authority in any jurisdiction.

THE ACCOUNTS

15	The Accounts comply with the provisions of the Companies Act 2006 and have been prepared in accordance with generally accepted accounting principles in the United Kingdom (including all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and Abstracts of the Urgent Issues Task Force) under the historical cost convention and on bases consistent with those on which the audited accounts of the Group for the immediately preceding two financial years have been prepared.

16	The audited profit and loss account of the Group for each of the two consecutive financial years ended on the Accounting Date and its audited balance sheet as at the end of each of those years respectively give a true and fair view of its results for the year and of its financial position at the end of the year; and none of those results or financial positions was affected by any unusual, exceptional, non-recurring or extraordinary item, by any transaction entered into otherwise than on terms appropriate to a bargain made at arm’s length or any other factor which would make them misleading in any material respect.

17	The Accounts:

(a)	show a true and fair view of the capital and reserves of each Group Company as at the Accounting Date and the profits or losses of each Group Company for the year ended on the Accounting Date;

(b)	make adequate provision for all liabilities of each Group Company as at the Accounting Date (other than contingent or potential liabilities which are not expected to crystallise);

(c)	accurately disclose all contingent or potential liabilities not expected to crystallise and all capital commitments of each Group Company as at the Accounting Date;

(d)	make adequate provision or reserve for all bad and doubtful debts;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(e)	value stock at the lower of cost or net realisable value, wholly write off all obsolete stock and adequate provision or reserve for slow-moving or damaged stock;

(f)	do not overstate the value of current or fixed assets and make adequate provision or reserve for depreciation on fixed assets;

(g)	contain either adequate provision for, or full particulars in notes of, all Tax (including deferred Tax) and other liabilities (whether quantified, contingent, disputed or otherwise) of Each Group Company as at the Accounting Date.

THE MANAGEMENT ACCOUNTS

18	The Management Accounts were prepared in accordance with accounting policies consistent with those used in preparing the Accounts and on a basis consistent with the management accounts prepared in the preceding year. The assets and liabilities of each Group Company at the date to which the Management Accounts were prepared and the profits and losses of each Group Company for the period then ended have not been materially mis-stated and are not materially inaccurate. There were no unusual, exceptional, non-recurring or extraordinary items which materially affected the Management Accounts but it is hereby acknowledge that they are not produced on a statutory basis.

CHANGES SINCE THE ACCOUNTING DATE

19	Since the Accounting Date:

(a)	each Group Company has carried on its business in the ordinary course and as a going concern without interruption or alteration in the nature or scope of that business;

(b)	there has been no material adverse change in the turnover, or financial position of any Group Company nor, so far as the Sellers are actually aware without having made any enquiry, is any such change expected to the turnover, financial position or prospects of any Group Company;

(c)	no Group Company has allotted, issued, repaid, redeemed or purchased any share or loan capital or agreed to do so;

(d)	no Group Company has declared, made or paid any dividend or other distribution of profits or assets;

(e)	no Group Company has borrowed any money;

(f)	no Group Company has lent any money (including loans to employees) which has not been repaid in full;

(g)	no Group Company has factored any of its debts or engaged in any financing arrangement of any kind (including those of a kind not required to be shown in audited accounts);

(h)	no Group Company has altered or agreed to alter the terms on which it gives credit to its customers generally;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(i)	no Group Company has released any debtor on terms that it pays less than the book value of any debt and no debt has been written off or has proved to be irrecoverable to any extent;

(j)	there has been no unusual change in stock levels, current assets or liabilities;

(k)	none of the fixed assets shown in the Accounts have been lost, damaged or destroyed;

(l)	no Group Company has acquired or disposed of or agreed to acquire or dispose of any asset other than trading stock in the ordinary and usual course of business, or assumed or incurred or agreed to assume or incur any capital commitments or material liabilities;

(m)	no Group Company has paid or agreed to pay any management or similar charge; and

(n)	no Group Company has made any payment or directly or indirectly conferred any benefit on any Seller, any past or present director of any Group Company or any Connected Person of any such person or agreed to make any such payment or confer any such benefit other than in relation to the employment of the Sellers in the ordinary course of business.

ASSETS

20	Except for current assets disposed of in the ordinary course of trading, the assets included in the Accounts and any assets acquired or agreed to be acquired since the Accounting Date, together with the Company Intellectual Property (other than Company Intellectual Property used under the IP Licences):

(a)	are the absolute and sole property of that Group Company free from any Encumbrance;

(b)	where purchased on terms that property does not pass until full payment has been made, have been paid for in full;

(c)	comprise all the assets, property and rights which that Group Company owns or which it uses or requires for the purpose of carrying on its business; and

(d)	in the case of tangible assets, are in the possession or under the exclusive control of that Group Company.

21	No Group Company shares the use of an asset with, or holds an asset jointly with, any other person (except another Group Company) and no Group Company depends on any asset, facility or service owned or supplied by the Sellers, other than the Property.

22	All equipment and vehicles owned or used by any Group Company:

(a)	are in good working order and condition (fair wear and tear excepted) and have been adequately maintained;

(b)	are capable of doing the work for which they were designed and are not expected to require replacement, modification or addition within 6 months after Completion with regard to how the Company carries on its business as at Completion; and

(c)	are not surplus to the current requirements of that Group Company.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

23	So far as the Sellers are aware (without having made enquiry of the Debtors themselves), the amount of all debts owing to each Group Company (less the amount of any provision or reserve for bad and doubtful debts included in the Accounts) are expected to be fully recoverable in the ordinary course; and no debt is owing to a Group Company by the Sellers.

24	Since the date to which the bank statements referred to in paragraph 2(j) of Schedule 4 were made up, there have been no payments out of any of such accounts except for routine payments in the ordinary course of business and the balance in each such account at the date of this Agreement, after taking into account any cheques drawn and other payments authorised but not yet presented or made, is not substantially different from the balance shown by that respective statement.

25	No Group Company owns, or has agreed to acquire, any shares or debentures in any other undertaking or any other securities.

26	No Group Company is a party to any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset.

27	Each Group Company has done everything (whether by way of giving notice, registration, filing or otherwise), required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any property or rights (including the benefit of any debt or Encumbrance) owned by it.

LIABILITIES

28	Details of all facilities for overdrafts, loans, acceptance credits and other finance available to Each Group Company (including any financing arrangements not shown in the Accounts) are set out in the Disclosure Letter; and Each Group Company has complied with the terms of those facilities.

29	The borrowings of Each Group Company are within its powers and do not exceed any limit imposed by its articles or in any debenture or other deed or document binding on that Group Company or otherwise.

30	There is not outstanding any debt owing by a Group Company which ought in the ordinary course to have been paid or on which interest may be claimed for late payment.

31	No Group Company has any liability (present or future or ascertained or contingent) in respect of:

(a)	any guarantee, indemnity, bond or similar obligation created or given, or agreed to be created or given, by it;

(b)	any warranty or representation given by it, except a warranty or representation implied by law or otherwise given by it, in respect of a transaction entered into by it in the ordinary course of its trading;

(c)	any claim against it by any Seller; or

(d)	any shares, debentures or other securities of which it is or has been the registered proprietor or beneficial owner.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

BUSINESS

32	So far as the Sellers are aware, each Group Company has conducted its business in accordance with all applicable Legislation, in accordance and within any constitutional restriction (if any) on its objects and powers, solely under its corporate name and without infringement of any proprietary right or interest of any other person and without liability to pay any royalty or similar sum and no such infringement has been alleged in writing against any Group Company within the three years ending on the date of this Agreement.

33	So far as the Sellers are aware, no Group Company requires, or has received any notification that it may require, in order to carry on its business, to use any of its assets including the Company Intellectual Property or the ICT Systems or to use any name, information, process or sales or promotional materials or any other item used or required to be used for the purpose of its business:

(a)	any Consent, whether of any governmental or other authority or of any other person, except those of which particulars are set out in the Disclosure Letter; or

(b)	any proprietary right or interest except those to which it is entitled either by virtue of its ownership of or rights to use the Company Intellectual Property.

34	Each of the Consents referred to in paragraph 33 is valid and in force, no Group Company is in breach of the terms of any such Consent (including breach of any requirement relating to such Consent to make returns or reports, supply information or carry out work) and there are no circumstances (including the sale of the Shares) which are known, or would on reasonable enquiry be known, to the Sellers and which might invalidate any such Consent or render it liable to termination, forfeiture or modification or (in the case of a renewable Consent) affect its renewal.

35	So far as the Sellers are actually aware (without having made enquiry), after Completion there will be no restriction on the right of any Group Company to carry on its business which does not now apply to the relevant Group Company.

36	No Group Company has (except for the purpose of carrying on its business in the ordinary course and subject to an obligation of confidentiality) disclosed, or agreed to disclose, or authorised the disclosure of, any of its lists of suppliers or customers, trade secrets or technological or confidential information (including research, know-how and techniques) concerning its business or its operational, management, marketing, financial or other affairs; and all of the same, are adequately recorded in writing or other appropriate form, are in the exclusive possession and control of a Group Company.

37	No Group Company has (except for the purpose of carrying on its business in the ordinary course and except as restricted by the Data Protection Legislation or implied contractual obligations) entered into any agreement or is otherwise bound in any way which restricts its free use or disclosure of its information.

38	The business of each Group Company is managed exclusively by its officers and employees; and no person has authority to bind a Group Company other than its officers and employees acting in the ordinary and ostensible course of their duties.

39	No officer, employee or agent of a Group Company has, so far as the Sellers are aware, paid any bribe (monetary or otherwise), given any inducement or otherwise used the assets of a

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

Group Company unlawfully to obtain an advantage for any person. For clarity, responsibility for enquiry related to any new business that is contracted for after Completion, shall be the responsibility of Buyer.

40	No Group Company is, or has agreed to become, a member of any partnership, joint venture, consortium, trade association or any other association of persons (whether incorporated or not incorporated).

41	No Group Company carries on business through any branch, agency or permanent establishment outside the United Kingdom or the United States of America.

CONTRACTS

42	There is not outstanding any contract to which any Group Company is a party which:

(a)	is of an unusual or onerous nature;

(b)	has been entered into otherwise than in the ordinary course of its business;

(c)	is not on arms’ length terms;

(d)	so far as the Sellers are aware, is not capable of being readily fulfilled or performed by that Group Company on time without undue or unusual expenditure of money or personnel or which is of a loss making nature;

(e)	cannot be terminated by that Group Company without payment of compensation by less than 90 days’ notice,

(f)	imposes on that Group Company any obligation to be performed by it more than 180 days from the date of the contract;

(g)	is in the nature of an agency, distribution, franchise or management agreement;

(h)	requires that Group Company to pay a commission, finder’s fee, royalty or similar amount;

(i)	involves liabilities which may fluctuate in accordance with any index or with any rate of currency exchange or with movements in the price of any securities or commodities;

(j)	is dependent on the guarantee, covenant of or security provided by any other person;

(k)	is a contract for the sale of shares or assets which contains warranties or indemnities under which that Group Company still has a remaining liability or obligation;

(l)	is or may be unenforceable or voidable at the instance of any other party or void;

(m)	may be terminated as a result of any Change in Control of any Group Company;

(n)	is for the sharing of profits with any other person or for the payment to any other person of any sum dependent on the profits of any Group Company;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(o)	is a contract or arrangement in which a Seller or any director of a Group Company or any Connected Person of such director has a direct or indirect interest; and no Group Company has been a party to any such contract or arrangement within the 6 months before the date of this Agreement; or

(p)	may restrict the freedom of any Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit including its ability to use or disclose any information.

43	There is not outstanding any contract or arrangement to which any of the Sellers is a party or of which it any Seller has the benefit which would have to be assigned to or vested in any Group Company to enable that Group Company to carry on its business or enjoy the rights and privileges attaching to any of its assets and undertaking in the same manner and to the same extent and on the same basis as that Group Company has carried on business or enjoyed such rights prior to the date of this Agreement.

44	There is not outstanding any offer, tender or quotation made or given by any Group Company capable by the unilateral act of any other person of giving rise to any contract otherwise than in the ordinary course of trading.

45	The Sellers are not aware of any breach or claim that there is a breach of any of the terms of any contract to which a Group Company is a party by a Group Company or by any other party thereto.

46	No default or event (including the sale of the Shares to the Buyer) has occurred or, so far as the Sellers are aware is about to occur as a result of which:

(a)	any agreement or arrangement to which a Group Company is a party or any right or privilege which a Group Company enjoys will or may be varied as to its terms or conditions or be terminated;

(b)	any borrowed moneys or other indebtedness of a Group Company will or may become payable or any security given by it will or may become enforceable;

(c)	any financial facilities available to a Group Company will or may be varied as to its terms or conditions or be withdrawn; or

(d)	any grant made or financial assistance given to a Group Company by any national, supra-national or local authority will or may become repayable or forfeited in whole or in part.

POWERS OF ATTORNEY

47	No power of attorney given by any Group Company is now in force and no person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of that Group Company’s business, and the Sellers are not aware of any person purporting to do so.

48	Particulars of all persons who have authority to bind Each Group Company in the ordinary course of business are set out in the Disclosure Letter.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

COMPETITION/ANTI-TRUST/ANTI-BRIBERY

49	No Group Company is and no Group Company has been within the last 5 years a party to any agreement or arrangement or engaged in any practice which:

(a)	infringes or has infringed Article 101 or 102 of the Treaty on the Functioning of the European Union (‘TFEU’);

(b)	infringes or has infringed Chapter I or Chapter II of the Competition Act 1998;

(c)	falls under any legislation of a jurisdiction outside the United Kingdom for the control or prevention of anti-competitive practices; or

(d)	is or has been the subject of any enquiry, investigation or proceeding under any Legislation mentioned in sub-paragraphs (a) to (c) above or the market investigation provisions of the Enterprise Act 2002.

50	No Group Company has received any direct or indirect monies, tax relief or other financial benefits from public funds that would constitute State aid within the meaning of Article 107(1) of the TFEU.

51	So far as the Sellers are aware no current employees of any Group Company are involved or have in the past been involved in any investigation under section 188 of the Enterprise Act 2002.

52	No Group Company is bound by any undertaking or commitment given by it to or any order, judgment or direction made by the Office of Fair Trading, the Secretary of State, the Competition Commission, the Competition Appeal Tribunal, the High Court, the European Commission or the Court of Justice of the European Union (including the General Court) or any other regulatory body or court or tribunal in any jurisdiction, whether in connection with any Legislation mentioned in paragraphs 49 to 51 above or otherwise.

53	Each Group Company has complied at all times with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 and the Foreign Corrupt Practices Act (for the duration such laws, regulations, codes and sanctions have legal effect).

INSURANCE

54	Each Group Company is fully insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) with a well established and reputable insurer against all such risks as are usually insured against by persons carrying on similar businesses (including consequential loss of profits for a period of not less than six months and environmental, pollution and impairment risks and professional liability insurance to cover errors and omissions in the performance of the services delivered by each Group Company).

55

The policies of insurance to which each Group Company is a party are valid and in force and contain no special or unusual terms, restrictions or rates of premium, particulars of all such policies are set out in the Disclosure Letter, all premiums due in respect of such policies have been paid, there are no circumstances which are known, or would on reasonable enquiry be known, to the Sellers and which might invalidate or affect the renewal of or increase the

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

premium due under any of the policies and so far as the Sellers are aware, there are no outstanding claims or circumstances which do or might entitle the Sellers to make, or oblige it to notify the insurers of, any claim under any of the policies. Save as set out in the Disclosure Letter all insurance policies to which each Group Company is party are on a loss occurrence basis rather than claims made basis.

PRODUCT LIABILITY

56	No Group Company has manufactured, sold or supplied any product which does not in all material respects comply with all applicable laws, regulations or standards, or which was at the time it was manufactured, sold or supplied, defective or dangerous or not in accordance with any representation, warranty or other term (whether express or implied) given in respect of it.

57	No Group Company has accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods or products that would apply after those goods or products have been delivered by it.

58	Particulars of all material claims, complaints or returns made by customers to any Group Company during the 12 months preceding the date of this Agreement are set out in the Disclosure Letter.

59	No Group Company has received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to any product or service.

LEGAL PROCEEDINGS

60	No Group Company nor any person for whose acts any Group Company may be vicariously liable is engaged or involved in, threatened with, or aware of circumstances that may reasonably lead to:

(a)	any litigation, prosecution, arbitration or other legal proceedings (whether as claimant, defendant or third party), except for normal debt collection not exceeding £10,000 in aggregate;

(b)	any proceedings or enquiries before any tribunal, board of enquiry, commission or any other administrative body, whether judicial or quasi-judicial;

(c)	any investigation by H.M. Revenue and Customs, the Office of Fair Trading, the Commission of the European Communities or any other authority or person; or

(d)	any industrial dispute or action (whether official or unofficial) or any matter which has been referred to ACAS (or any similar government body in any applicable jurisdiction) for advice, conciliation or arbitration, whether in the UK or in any other jurisdiction and there are no circumstances (including the sale of the Shares) which are known to the Sellers and which might give rise to the same.

61	There is no judgement or order of any court or other Competent Authority against any Group Company or any person for whose acts any Group Company is vicariously liable which has not been satisfied or discharged and no Group Company nor any such person has been party to any undertaking or assurance given to any Competent Authority.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

62	No Group Company nor, so far as the Sellers are aware any person for whose acts any Group Company may be vicariously liable has committed any breach of or failed to perform or observe any provision of its memorandum or articles or of any Legislation (including, without limitation, the Companies Act 1985 and the Companies Act 2006) or any order or judgment of a court of competent jurisdiction or any other Competent Authority, covenant or agreement or the terms or conditions of any Consent by which it is bound or to which it is a party; and so far as the Sellers are aware the sale of the Shares to the Buyer will not result in a breach of, or constitute a default under, any of the same.

63	So far as the Sellers are aware, no Group Company nor any person for whose acts any Group Company may be vicariously liable has committed or omitted to do any act or thing which could give rise to any fine or penalty on any Group Company.

INSOLVENCY

64	No Group Company is insolvent or unable to pay its debts within the meaning of any insolvency Legislation applicable to it and no Group Company has stopped paying its debts as they fall due.

65	No order has been made or petition presented, meeting convened or resolution passed for the winding up of any Group Company.

66	No administrator, administrative receiver or receiver has been appointed in relation to any Group Company, nor has any step been taken to initiate any process by or under which an administrator, administrative receiver or receiver may be appointed in relation to any Group Company.

67	There are no circumstances, including the filing of documents with any court or the giving of notice of intention to appoint an administrator, which are known, or would on reasonable enquiry be known, to the Sellers which would entitle any person to present a petition for the winding up or administration of any Group Company or to appoint an administrator or receiver of the whole or any part of its undertaking or assets.

68	No composition in satisfaction of the debts of any Group Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors or members or any class of its creditors or members has been proposed, sanctioned or approved.

69	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the business or the assets of any Group Company.

70	No event has occurred causing, or which upon intervention or notice by any third party may cause any floating charge created by any Group Company over its business or assets to crystallise or any charge created by it its business or assets to become enforceable nor has any such crystallisation occurred nor is such enforcement in process.

71	No event analogous to any of the foregoing has occurred in the UK or in any other jurisdiction to any Group Company.

RECORDS

72	The accounting records and all registers, books and other records of each Group Company:

(a)	have at all times been maintained by it as required by law;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(b)	are in its possession or under its exclusive control; and

(c)	contain a complete record of the matters which they ought to record as required by law.

73	All records or other documents (as defined in section 13 of the Civil Evidence Act 1995) recording or evidencing any contract, licence, consent or other right of Each Group Company or required for the exercise of any such right are in the possession or under the exclusive control of that Group Company.

FINDER’S FEES

74	There is no investment banker, broker, finder or other intermediary who has been retained by or authorised to act on behalf of the any Group Company or any of the Sellers who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement other than those bankers, brokers, finders or other intermediaries, the payment of whose fees and/or other commissions will be the sole responsibility of the Sellers and not, directly or indirectly, of any Group Company.

ACCURACY OF INFORMATION

75	The particulars contained in Schedule 1, Schedule 2 and Schedule 3 are accurate.

PART 3 - COMPANY INTELLECTUAL PROPERTY AND IP LICENCES

DISCLOSURE, OWNERSHIP AND VALIDITY

76	Full disclosure: General particulars of the Company Intellectual Property are set out in the Disclosure Letter. There are no agreements or arrangements in effect whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by any Group Company in respect of any Intellectual Property Rights except as set out in the Disclosure Letter.

77	Adequacy: The Company Intellectual Property comprises all the Intellectual Property Rights necessary for the Group to carry on its business as it has been carried on before the Completion Date.

78	Ownership: Except to the extent that the Company Intellectual Property is the subject of a valid and enforceable IP Licence from a Group Company to a third party, or the Group Company is the licensee of rights under the IP Licences or the ICT Contracts, a Group Company is the sole and beneficial owner of the Company Intellectual Property free from all Encumbrances and adverse rights of any description. The Group has in its possession all necessary employment contracts, consultancy contracts, development agreements, lists of developers, prototype versions, development records and other documents necessary to establish ownership of the Company Intellectual Property and to prove novelty, originality or any other requirement necessary for registration under applicable Legislation.

79	Registered and Unregistered Rights: So far as the Sellers are aware, to the extent that any of the Company Intellectual Property is:

(a)	registered or granted, it is valid and subsisting;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(b)	applied for, the application has been duly made and is subsisting and is capable of registration;

(c)	not registered or granted, it is subsisting and enforceable.

80	Fees: All registration and renewal fees payable in respect of any of the Company Intellectual Property have been paid up to date.

81	Employees’ Rights: There are no outstanding or potential claims against any Group Company to pay compensation or damages to any present or former employee in respect of any Intellectual Property Rights, whether under section 40 of the Patents Act 1977 or otherwise.

82	IP Licences: All the IP Licences are in full force and effect and so far as the Sellers are aware will not terminate or be capable of terminating by reason of the execution of this Agreement.

TRADE MARKS

83	No Group Company is the registered owner or has made an application for the registration of a trade mark.

84	No Third Party Use of similar trade marks: So far as the Sellers are aware (without having made enquiry) no person other than a Group Company uses, or has the right to use, any trade mark, domain name, business name or get up which is the same as, or is confusingly similar to, any unregistered trade mark or trade name used by the a Group Company or any domain name or business name used in connection with, or the get up of any of the products or services supplied by a Group Company in the course of, its business at any time within six years before the date of this Agreement:

(a)	on or in relation to any goods or services which are similar to those of any description so supplied by a Group Company; and

(b)	in any country in which that description of goods or services has been so supplied by a Group Company or by any of its agents or distributors.

INFRINGEMENT

85	Company Intellectual Property: None of the Company Intellectual Property:

(a)	is used, enjoyed or exploited by any person except a Group Company, other than in the ordinary course of business (excluding only those IP Licences and ICT Contracts under which a Group Company has been granted non-exclusive rights by a third party);

(b)	is being, or has been within six years before the date of this Agreement, infringed, opposed or attacked by any person; or

(c)	is the subject of any outstanding application for rectification in whole or in part,

and there are no circumstances known or which ought reasonably to be known to the Sellers which might give rise any of the things mentioned in sub-paragraph (b) or (c) being done.

86	No Infringement of Third Party IPR: None of the Company Intellectual Property or anything done in the conduct of the business of any Group Company infringes or has infringed any

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

Intellectual Property Rights of a third party or conflicts or places any Group Company in breach of any Intellectual Property Rights of a third party or gives rise to any obligation to pay any royalty, fee or compensation, other than pursuant to the terms of licences or assignments made in the ordinary course of business,.

87	No Breach of IP Licences: The Sellers are not in breach of any material term of any IP Licence and there are no circumstances known or which ought reasonably to be known to the Sellers which might give rise to a claim for breach of any material term of any IP Licence.

88	CDPA 1988: None of the Company Intellectual Property is subject to any claims arising under sections 77 to 80 of the Copyright, Designs and Patents Act 1988 or under any similar legislation in any part of the world.

89	Confidential Information:

(a)	No Group Company is subject to any agreement which imposes on it a material restriction on the use or disclosure of any information used in the business of the Group;

(b)	No Group Company has disclosed, or is obliged to disclose, any know how, trade secrets or confidential information to any third party, other than those of the relevant Group Company’s officers or employees or contractors who are bound by obligations of confidence;

(c)	Save for officers or employees or contractors of the relevant Group Company, no third party has had access to any of the know how, trade secrets or confidential information relating to or held by a Group Company;

(d)	Other than in the ordinary course of business no Group Company is restricted in its ability to use, or to disclose to any third party, any information or know how.

OPEN SOURCE SOFTWARE

90	Compliance with Licence Requirements: (i) All licenses granted by Group Companies in respect of Company Intellectual Property which includes Open Source Software, include and have at all times included in all material respects the terms and conditions required to be so included by virtue of it being Open Source Software, (ii) the customer has at all times been made aware that the licensed software includes Open Source Software and has consented to such inclusion, (iii) each Group Company that has utilised Open Source Software has at all times complied with the licence requirements and obligations of such Open Source Software, and (iv) no Group Company has received any written notice from any third party alleging that the a Group Company has not complied with any of its obligations pursuant to the use of such Open Source Software.

Android software

91	Android software: Other than as disclosed in the Disclosure Letter, the Group has not:

a)	developed, distributed or published to any third party any software, and the Group does not have any software under development, for use on the Android operating system; or

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

b)	provided any services to customers where such services involve utilising or working within the Android operating system.

PART 4 - ICT SYSTEMS AND ICT CONTRACTS

92	Full Disclosure: Details of all elements of the ICT Systems and of the ICT Contracts are set out in the Disclosure Letter.

93	Full Rights to Use ICT Systems before Completion: Each Group Company has all necessary rights and authority to use and operate the ICT Systems in the manner being used and operated at the date of this Agreement and all such use is within the scope of such rights and authority. So far as the Sellers are aware (without having made enquiry), each Group Company will continue to enjoy those rights and will have control of the ICT Systems after Completion.

94	No Third Party Dependencies: No part of the ICT Systems is wholly or partly dependent on any facilities not under the exclusive ownership or control of the Group.

95	Satisfactory Performance of the ICT Systems: The ICT Systems:

(a)	are functioning properly;

(b)	are not at the date of this Agreement, and have not been within the 12 months preceding the date of this Agreement, subject to any material defects relating to any part of them;

(c)	have been adequately maintained and updated and have performed to a standard necessary to fulfil the requirements of Each Group Company in a manner consistent with the smooth operation of Each Group Company’s business;

(d)	include reputable anti-virus technology, so as to ensure as far as reasonably practical, the confidentiality, integrity and availability of all data stored on them;

(e)	have sufficient capacity and performance to meet the requirements of the Group as at the Completion Date;

(f)	do not include any feature relating to the input or processing of dates which will cause or contribute to the failure of the ICT Systems to operate in accordance with specification or to the production of incorrect or corrupt data.

96	No Claims re ICT Contracts: None of the ICT Contracts is subject to any complaints, claims, disputes or proceedings.

97	ICT Contracts Unaffected by Change of Control and Renewable: None of the ICT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Group and the Sellers have no reason to believe that any ITC Contract will not be renewed on the same or substantially similar terms when it expires.

98

Source Code and Software Escrow: With the exception of standard software (being such software as is, or was at the time of purchase, freely available on the open market for general commercial use (for example, word processing or accounts software)), all of the source code for software which is material to the business of any Group Company (including all documents

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

necessary to understand the source code) is, and will following Completion remain, either in the exclusive possession or control of that Group Company or is, or following Completion will be, the subject of the escrow deposit arrangements with independent escrow agents, details of which are set out in the Disclosure Letter.

99	Data Back-Up Procedures and Disaster Recovery: Each Group Company has in place:

(a)	procedures and equipment to ensure the off-site back-up of all data on a weekly basis; and

(b)	either:

(i)	a prudent disaster recovery plan which is fully documented and which would in the reasonable opinion of the Sellers enable the ICT Systems (or a substitute for them) and the substantial majority of the data stored on them to be restored or replaced without material disruption to the business of the Each Group Company in the event of significant damage to or destruction of all or part of the ICT Systems; or

(ii)	a contract with a third party to substantially the same effect, which contract is valid and subsisting, not liable to be terminated or otherwise materially affected by a change of control of the Group and may not be terminated by the contractor by less than 24 months notice.

100	Disaster Recovery Testing: The disaster recovery arrangements mentioned above have been fully tested in the last 12 months.

101	ICT Personnel: In the Sellers reasonable opinion the Group employs sufficient technically competent and trained persons to ensure proper handling, operation and monitoring of the ICT Systems.

102	All Data Held on ICT Systems and Lawfully Obtained: All data used in connection with the business of any Group Company is held on the ICT Systems and has been lawfully obtained.

PART 5 - DATA PROTECTION

INTERPRETATION

103	In this Part 5 of Schedule 6, the terms ‘data subject’, ‘personal data’ and ‘processing’ (including variations thereof) have the meanings set out in the Data Protection Legislation.

GENERAL

104	No Third Party Processing of Data: All personal data processed by each Group Company in its business is held by that Group Company on the ICT Systems or in its own manual filing systems, and is not processed by any third party.

105	Compliance: no Group Company has committed any breach of or failed to observe or perform any provision of the Data Protection Legislation or any other Legislation applicable to the processing of personal data.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

106	Right to Process: Each Group Company has the right to process all the personal data which it processes as at the date of this Agreement.

107	Adequacy of ICT Systems: The ICT Systems operated by each Group Company on which personal data is processed enable the relevant Group Company:

(a)	to distinguish between the kinds of consent necessary for the processing of personal data; and

(b)	to comply with data subject access requests within the relevant time limits,

in accordance with all applicable Legislation.

108	Processing of Personal Data for Direct Marketing: Each Group Company has complied with its obligations under the Data Protection Legislation in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

PART 6 - OFFICERS AND EMPLOYEES

INTERPRETATION

109	In this Part 6 of Schedule 6:

‘Employment Legislation’ means Legislation affecting contractual or other relations between employers and their employees or workers;

‘Employee’ means any person employed by any Group Company under a contract of employment; and

‘Worker’ means any person who personally performs work for any Group Company but who is not in business on their own account or in a client/customer relationship.

GENERAL

110	Accurate particulars are set out in the Disclosure Letter of the principal terms of the contracts of all Employees and Workers including:

(a)	the Group Company which employs or engages them;

(b)	their remuneration (including any benefits and privileges provided or which any Group Company is bound to provide to them or their dependants whether now or in the future);

(c)	the commencement date of their contract and, if an Employee, the date on which their continuous service began;

(d)	the length of notice necessary to terminate their contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(e)	the type of contract (whether full or part-time or other);

(f)	their date of birth;

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(g)	the country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

(h)	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

111	Accurate particulars are set out in the Disclosure Letter of the principal terms of the contracts of all persons who are not Workers and who provide services to any Group Company under an agreement which is not a contract of employment with that Group Company (including, in particular, where the individual acts as a consultant or is on secondment from a company which is not a member of the Group) including:

(a)	the company which engages them;

(b)	the remuneration of each individual (including any benefits and privileges provided or which any Group Company is bound to provide);

(c)	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals;

(d)	the country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

112	Accurate particulars are set out in the Disclosure Letter of all Employees and Workers of any Group Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

113	No notice to terminate the contract of employment of any Employee or Worker of any Group Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened, and none of the Sellers are aware of any Employee or Worker’s intent to terminate their contract of employment as a result of this Agreement or otherwise, and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)	any Group Company and any of its current or former Employees relating to their employment, its termination and any reference given by that Group Company regarding them; or

(b)	any Group Company and any of its current or former Workers relating to their contract, its termination and any reference given by that Group Company regarding them.

114	No questionnaire has been served on any Group Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

115	Every Employee or Worker of any Group Company who requires a work permit to work in the country where such Employee or Worker is performing work has a current and valid work permit or other permission and all necessary permission to remain in that country.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

116	No offer of employment or engagement has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

117	The acquisition of the Shares by the Buyer will not enable any directors, officers or Employees of any Group Company to terminate their employment or receive any payment or other benefit.

118	All contracts between any Group Company and their Employees and Workers are terminable at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment or other analogous employment rights enjoyed by employees as a matter of law in the relevant country or any liability on the part of that Group Company other than wages, commission or pension).

119	All contracts between any Group Company and their directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006.

120	No Group Company is a party to, bound by or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

121	No Group Company is a party to, bound by or proposing to introduce in respect of any of its directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of that Group Company.

122	No Group Company has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

123	No Group Company has incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

124	No Group Company has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

125	No Group Company is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

126	No subject access requests made to any Group Company pursuant to the Data Protection Legislation by Employees or Workers are outstanding and the Company has complied with the provisions of the Data Protection Legislation in respect of all personal data held or processed by them relating to their Employees, Workers, and former Employees and Workers.

127	No Group Company shall alter (whether to take effect prior to, on or after the Completion Date) any of the terms of employment or engagement of any of the Employees or Workers (without the prior written consent of the Buyer).

128	No Group Company has transferred any Employee or Worker from working for that Group Company.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

129	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

130	No Group Company has offered, promised or agreed to any future variation in the contract of any Employee or Worker.

131	Copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers and copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker are contained in the CD ROM annexed to the Disclosure Letter.

132	In respect of each Employee and Worker, each Group Company has:

(a)	performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties, directives or regulations and any other laws of the European Union or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

(c)	maintained adequate, suitable and up to date records, so far as required by law.

133	Part 7 of the Income Tax (Earnings and Pensions) Act 2003 does not apply to any shares in the Company.

PART 7 – PENSIONS

134	In this Part 7 of Schedule 6:

‘Relevant Person’ means any officer or employee or former officer or employee of any Group Company and any person whose services are or have been provided for any Group Company.

CURRENT PENSION ARRANGEMENTS

135	No Group Company is or has at any time been a party to or participated in or contributed to any scheme, agreement, or arrangement under which it has or may have any obligation (whether legally enforceable or not) to pay or make provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person and, in particular, no Group Company has at any time participated in or been a participating employer of any defined benefit pension arrangement or any defined contribution pension arrangement except where there is no liability (actual, prospective or contingent) for any Group Company.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

COMMUNICATIONS AND EX GRATIA PENSIONS

136	No Group Company:

(a)	has given any undertaking, assurance, proposal or announcement (whether legally enforceable or not) as to the introduction, continuance, improvement or increase of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances or as to the rights of any person to receive such benefits; or

(b)	is paying nor has at any time paid any such benefit,

to (in either case) any Relevant Person or the relatives or dependents of any Relevant Person.

TUPE TRANSACTIONS

137	No Group Company has any obligation to provide an early retirement benefit to any person as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

DISPUTES

138	No Group Company is engaged or involved in any proceedings which relate to or are in connection with any scheme, agreement or arrangement for the provision for payment of any pension, lump sum, gratuity or other benefit on retirement, death, incapacity, sickness, disability or other similar circumstances of any Relevant Person or the relatives or dependants of any Relevant Person, no such proceedings are pending or threatened and, so far as the Sellers are aware, there are no facts likely to give rise to any such proceedings. For the purposes of this paragraph, ‘proceedings’ includes any litigation or arbitration and any investigation or determination by the Pensions Ombudsman, the Pensions Regulator, the Pensions Advisory Service or the Occupational Pensions Regulatory Authority or any complaint under any internal dispute resolution procedure established in connection with any such scheme, agreement or arrangement.

STAKEHOLDER PENSION

139	Each Group Company has complied with its obligation to consult, designate and facilitate access to a stakeholder pension as required by the Welfare Reform and Pensions Act 1999, the Stakeholder Pension Schemes Regulations 2000 and any other related legislation.

CONNECTED AND ASSOCIATED PERSONS

140	No Group Company nor any person with which any Group Company is connected or of which any Group Company is an associate (where “connected” and “associate” have the meanings ascribed to such terms under sections 249 and 435 of the Insolvency Act 1986 respectively) participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 Pensions Scheme Act 1993).

PART 8 - THE PROPERTIES

INTERESTS

141	The Property comprises all the land and buildings owned by the Group or used or occupied by it or in which it has any other interest, right or liability.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

142	The information in Schedule 3 is accurate.

HISTORIC PROPERTIES

143	No Group Company has liabilities (actual or contingent) in relation to any land and/or buildings except the Property.

TITLE

144	The Group Company named as owner in Schedule 3 is sole legal and beneficial owner of the relevant interest in the Property and has in its/their possession or under its/their control free of any lien all relevant original title deeds and documents necessary to prove its title in such property.

145	There are no subsisting contracts involving any disposition of the Property or any interest in it.

146	The Property is free from any mortgage or charge, security interest, option, right of pre-emption, licence, rent charge, overriding interest (as defined in the Land Registration Act 2002), or lien or other similar interest (including any arising by statute).

147	The Group Company named as owner in Schedule 3 is in possession of, uses and occupies the Property none of which is vacant and no person claims to be entitled (actually or conditionally) to use or control the Property other than the relevant Group Company

ADVERSE INTERESTS

148	So far as the Sellers are aware, the Property is not subject to anything that would or could adversely affect the existing use of the Property or its value the relevant Group Company’s ability to continue to carry on its existing business from the Property in the same manner as at the present.

STATUTORY OBLIGATIONS, NOTICES AND ORDERS

149	There are no outstanding unobserved or unperformed obligations with respect to the Property which are necessary to comply with the requirements (whether formal or informal) of any Competent Authority exercising statutory or delegated powers.

CLAIMS AND DISPUTES

150	No notice, action, claim, proceeding, demand, dispute or liability (contingent or otherwise) in respect of the Property or its use is outstanding or anticipated.

CONDITION OF THE REAL ESTATE

151	All reports audits and environmental surveys and/or investigations relating to the Property and any property previously owned occupied or used by the Group Company have been supplied to the Buyer prior to the date of this Agreement.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

LEASES

152	The only leases under which the relevant Group Company holds the Property are those referred to in Schedule 3.

153	The relevant Group Company has paid the rent in full and up to date and has not received notice of any breach of the covenants on the part of the lessee and the conditions contained in the leases (which expression includes underleases) under which the Property is held and all such leases are valid and in full force.

154	There are no notices, negotiations or proceedings pending in relation to rent reviews and there are no leases of the Property in respect of which a rent review has arisen but has not been settled or agreed.

155	There are no disputes existing or anticipated between the relevant Group Company and the lessor under any lease of the Property or between the relevant Group Company and any other tenant of any land or buildings of which the Property forms part.

DUE DILIGENCE AND INFORMATION

156	Copies of all deeds, documents and other information relevant to any Group Company’s interest in or use of any of the Property, are contained in the CD ROM annexed to the Disclosure Letter.

OVERSEAS PROPERTY

157	In Part 8 of this Schedule, references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

PART 9 - ENVIRONMENTAL

158	Each Group Company and any person for whom they may be vicariously liable, is operating and has been operating in material compliance with Environmental Laws.

159	All material Environmental Licences required for the activities of each Group Company have been obtained and each of them is in full force and effect and, so far as the Sellers are aware, is being complied with in all material respects.

160	No written notice has been received by any Group Company or by the Sellers indicating that any material Environmental Licences that might affect the Property are likely to be revoked, materially amended or not renewed and, so far as the Sellers are aware.

161	There are no existing actions or proceedings and no written threats of actions or proceedings by any Environmental Authority or third parties against any Group Company or the Sellers concerning any breach of Environmental Law or Environmental Licences or material Environmental Matters arising in relation to the Property or otherwise from the activities carried on by any Group Company.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

162	So far as the Sellers are aware, no material events or incidents have occurred during the last five years which would give rise to a material liability under Environmental Law.

163	In Part 9 of this Schedule, references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

PART 10 - TAX

164	All notices, returns, accounts, computations and any other necessary documents and information required for any Tax purposes have been prepared on a proper basis, correctly submitted by each Group Company within relevant time limits to the relevant Tax Authority, were true, accurate and complete when submitted. None of the above is or, so far as the Sellers are aware, is likely to be disputed by any Tax Authority.

165	All Tax for which any Group Company has been liable to account has been duly paid within the applicable time limits (insofar as such Tax ought to have been paid), and no Group Company is liable to pay any interest, fine, surcharge or penalty in connection with Tax to any Tax Authority.

166	Each Group Company has maintained all material records in relation to Tax for such period that it is required to maintain them.

167	Each Group Company has sufficient records to determine the Tax consequences which would arise, including the amount of any Relief, on any disposal or realisation of any asset owned at Completion.

168	No Group Company is, or has been within the seven (7) years prior to Completion, subject to any investigation, audit, discovery, access order or enquiry (other than routine questions) by any Tax Authority, and the Sellers are not aware of any circumstances existing which make it likely that any enquiry, visit, audit, investigation, discovery or access order will be made.

169	There is no existing dispute between a Group Company and any Tax Authority and the Sellers are not aware of any circumstances likely to give rise to such a dispute.

170	The amount of Tax chargeable on any Group Company has not, to any material extent, depended on any concession, settlement, agreement or other formal or informal arrangement with any Tax Authority other than a concession or agreement appearing in relevant legislation or published practice.

171	All transactions in respect of which any clearance or consent was sought or available from any Tax Authority have been entered into by any Group Company after such consent or clearance has been properly obtained and have been carried into effect only in accordance with the terms of the relevant clearance or consent.

172	Each Group Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and the Completion Accounts, and so far as the Sellers are aware no such claims, disclaimers or elections are likely to be disputed or withdrawn.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

173	No Group Company would incur a taxable gain on the disposal of any of its assets at the value on which they are included in the Accounts.

174	No Group Company holds any asset in respect of which a claim has been made under any of sections 152 to 154 of the Taxation of Chargeable Gains Act 1992 (replacement of business assets) or section 165 of that Act (gifts of business assets).

175	No Group Company has made (or deemed to have made for Tax purposes) any distribution or deemed distribution within Chapter 2 of Part 23 of the Corporation Tax Act 2010, except dividends shown in their audited accounts, and no Group Company is bound to make any such distribution.

176	All transactions or arrangements entered into or made by any Group Company have been made on fully arm’s length terms.

177	The Disclosure Letter contains full particulars of any carried forward losses of any Group Company as at Completion which may be allowable as deductions or charges against current or future profits or in computing current or future profits for the purposes of Tax.

178	No transaction or event has taken place (including a major change in the nature or conduct of any trade or business carried on by any Group Company, a significant increase in the amount of any Group Company’s capital and/or any change in ownership of any Group Company) which might cause the disallowance of the carry forward or back of trading losses or other reliefs.

179	All rents, interest, annual payments and other sums of an income nature which have been paid or become payable since the Accounting Date by a Group Company or which it is under an existing obligation to pay in the future are, or will be, wholly allowable in computing profits for the purposes of Tax.

180	No balancing charge under the Capital Allowances Act 2001 would be made on any Group Company on the disposal of any asset, on the assumption that disposals are made for a consideration equal to the relevant asset’s book value as shown in or adopted for the purpose of the Accounts.

181	No event has occurred since the Accounting Date whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, any Group Company under the Capital Allowances Act 2001 or whereby capital allowances might otherwise be reduced or withdrawn.

182	Accurate particulars are set out in the Disclosure Letter of all expenditure incurred since the Accounting Date in respect of which any Group Company is entitled to claim capital allowances under Part 2 or Part 3A of the Capital Allowances Act 2001, and of each Group Company’s qualifying expenditure or pools of qualifying expenditure (as applicable) for the purposes of Part 2 and Part of that Act.

183	No Group Company has at any time within the period of seven (7) years ending on Completion transferred any asset or liability (other than trading stock) to any company which at the time of disposal was a member of the same group (as defined in section 170 of the Taxation of Chargeable Gains Act 1992 or, where the asset is an intangible fixed asset, for the purposes of Chapters 8 and 9 of Part 8 of the Corporation Tax Act 2009).

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

184	No Group Company has within the seven (7) years ending on Completion been treated as making a distribution within section 1064 of the Corporation Tax Act 2010 or has made, or agreed to make, any loans or advances within sections 455, 459 or 460 of that Act.

185	No Group Company operates, or has ever operated, any share scheme or share option scheme, and no Group Company has otherwise provided, or agreed to provide, any employee, director, officer or any former employee, director or officer of any Group Company with any shares, rights to shares or options in respect of shares.

186	Each Group Company is registered as a taxable person for the purpose of value added tax, has fully complied with all provisions of any Legislation relating to value added tax, has fully complied with all directions and conditions made or imposed pursuant to any of those provisions, and has maintained and obtained full, complete, correct and up to date records, invoices and other documents appropriate or requisite for that purpose.

187	No Group Company or any of its relevant associates, as that term is defined by paragraph 3 of Schedule 10 to the Value Added Tax Act 1994, has made an option to tax pursuant to that Schedule in respect of any of that Group Company’s land.

188	Each Group Company is and has throughout the past seven (7) years been resident for Tax purposes only in the country of its incorporation.

189	No Group Company has traded, carried on any activity, owned any asset or had a permanent establishment outside the country of its incorporation, and no Group Company is an agent or permanent establishment of another company or person for the purpose of assessing such company or person to Tax in that country.

190	No Group Company has been involved in any transaction, series of transactions, scheme or arrangement the main purpose of which was the avoidance, deferral or mitigation of Tax, or in any commercial transaction into which steps were inserted with a view to avoiding, mitigating or deferring Tax.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 7    SELLERS’ PROTECTION

INTERPRETATION AND APPLICATION

1	The provisions of paragraphs 3 to 18 (inclusive) of this Schedule shall not apply to any claim for breach of the Warranties set out in Part 1 of Schedule 6.

2	The limitations and exclusions set out in this Schedule shall not apply:

(a)	to any Warranty Claim or Tax Indemnity Claim which arises from;

(b)	to the amount by which any Warranty Claim or Tax Indemnity Claim is increased as a result of; or

(c)	where the delay in the discovery of any Warranty Claim or Tax Indemnity Claim arises from,

fraud, deceit or wilful concealment by the Sellers. The amount, or the increase in the amount, of any such Warranty Claim or Tax Indemnity Claim shall accordingly be disregarded for the purpose of calculating the amount specified in paragraph 6.

TIME LIMIT FOR MAKING WARRANTY CLAIMS

3	The Sellers shall not (subject to paragraphs 2 and 12 and 17) be liable for a Warranty Claim or Tax Indemnity Claim unless:

(a)	the Buyer gives to the Sellers written notification of the particulars of the Warranty Claim or Tax Indemnity Claim specifying (in reasonable detail) the matter which gives rise to the Warranty or Tax Indemnity Claim, the nature of such claim and the amount claimed in respect thereof, as soon as reasonably possible and in any event:

(i)	in the case of a Tax Indemnity Claim not later than the seventh anniversary of the Accounting Date; and

(ii)	in any other case, not later than the date eighteen months from the date hereof; and

(b)	liability for the Warranty Claim or Tax Indemnity Claim is accepted by the Sellers in writing or court proceedings in respect of the Warranty Claim or Tax Indemnity Claim are instituted and duly served on the Sellers in either case within 180 days from the date on which notice thereof is first given to the Sellers pursuant to the provisions of this Schedule.

EXCLUSION OF SMALL WARRANTY CLAIMS

4	The Sellers shall not (subject to paragraph 2) be liable for a Warranty Claim or a claim under clause 6.3(b) of this Agreement unless the amount payable in respect of that Warranty Claim and/or claim under clause 6.3(b):

(a)	individually exceeds £10,000; and

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(b)	in aggregate exceeds £125,000 (subject to adjustments in accordance with clause 6.3(a)), when added to the amount which is payable (or, but for sub-paragraph (a), would be payable) in respect of every other Warranty Claim or claim under clause 6.3(b), in which case the Sellers shall be liable for the whole amount of that Warranty Claim/claim under clause 6.3(b) and not only the excess mentioned in paragraph (b) any such adjustments shall continue to count until the time for bringing Warranty Claims has expired.

5	For the purpose of paragraph 4 two or more Warranty Claims arising from the same circumstance, or from the same set of circumstances, shall be treated as a single Warranty Claim and any claim under clause 6.3(b) which has been notified to the Sellers within twelve months after the Completion Date shall continue to count towards the individual and collective financial limitations set out in paragraph 4 and shall continue to be recoverable by the Buyer until the time period for bringing Warranty Claims has expired.

MAXIMUM LIABILITY

6	The total liability of each of the Sellers for all Warranty Claims shall not exceed that proportion of the Consideration actually received by him together with any future entitlement of such Seller to the Earn-Out Consideration.

PROVISION IN COMPLETION ACCOUNTS

7	The Sellers shall not be liable for a Warranty Claim or Tax Indemnity Claim to the extent of any amount which is allowed for, provided against, reserved for or otherwise taken into account in the Completion Accounts or to the extent that the subject matter of the Warranty Claim or Tax Indemnity Claim is otherwise taken into account in determining an adjustment to the Consideration in accordance with clause 3.1.

CHANGES IN LEGISLATION ETC

8	The Sellers shall not be liable for any Warranty Claim or Tax Indemnity Claim to the extent that the Warranty Claim or Tax Indemnity Claim would arise or the amount of the Warranty Claim or Tax Indemnity Claim would be increased after the date of this Agreement as a result of:

(a)	the enactment of any legislation;

(b)	any increase or alteration in the rates, incidence, imposition or extent of Taxation with retrospective effect;

(c)	the withdrawal of any generally published extra statutory concession previously made by HMRC or other Tax Authority (in each case announced and coming into force after the date of this Agreement); or

(d)	a judgment or change in the interpretation or application of any law or of any ruling or practice of any administrative authority (including Tax Authorities).

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

RECOVERY FROM A THIRD PARTY

9	The amount of the Sellers’ liability for any Warranty Claim shall be reduced by any sum which is recovered (whether by way of insurance pursuant to paragraph 10, indemnification or otherwise) by the Buyer or and Group Company (otherwise than from another of those companies) in respect of the loss or damage suffered by reason of the relevant breach, less the amount of any reasonable costs and expenses incurred in obtaining payment of that sum and of any Tax for which the Buyer may be liable by reason of its receipt of that sum and if the Sellers have paid to the Buyer any amount in respect of the Warranty Claim before the recovery of that sum, the Buyer shall repay to them, or procure the repayment to them of, the amount by which its liability is so reduced.

10	No Claim shall be capable of being made to the extent that the Buyer and / or any Group Company has recovered an amount in respect of any loss or damages suffered by it arising out of the subject matter thereof from insurers under a valid subsisting insurance policy (the Buyer using its reasonable endeavours to effect such recovery).

NO DOUBLE RECOVERY

11	The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

PROCEDURE FOR MAKING A WARRANTY CLAIM OR TAX INDEMNITY CLAIM

12	If any matter which will or might give rise to a Warranty Claim or Tax Indemnity Claim comes to the notice of a Group Company or the Buyer, the following provisions shall apply:

(a)	the Buyer shall as soon as reasonably possible and in any event within 60 Business Days of the Buyer or Group Company becoming aware of the same notify the Sellers in writing in the terms specified in paragraph 3 of the matter and, make available to the Sellers all information and documents in the possession or under the control of the Buyer or any Group Company in so far as they relate to that matter;

(b)	the Buyer shall not make any admission of liability or take any other action (except as required by law or by a Competent Authority) in connection with the matter without the previous written consent of the Sellers (which shall not be unreasonably delayed or withheld);

(c)	subject to it being indemnified to its reasonable satisfaction against all reasonable costs and expenses (including internal costs and additional Tax) which might be incurred by it, the Buyer shall take all such steps as the Sellers may reasonably request to mitigate its liability, including steps to avoid, dispute, resist, appeal, compromise or defend any matter which may otherwise result in a Warranty Claim or Tax Indemnity Claim;

(d)	the Buyer shall give the professional advisers of the Sellers such access to the premises and personnel of any Group Company as it may reasonably request, and afford it any opportunity it reasonably requests to examine any relevant accounts, documents records and other things in the possession or control of any Group Company to enable the Sellers to give their consent pursuant to paragraph (b) above;

(e)	if the Buyer shall, at the request of the Sellers, take any steps to mitigate the Sellers’ liability under a Warranty Claim or Tax Indemnity Claim pursuant to paragraph 12(c),

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

the provisions of paragraph 3 shall be suspended during the period commencing on the date on which the Sellers make such request and ending on the date on which the Sellers notify the Buyer that it does not require the Buyer to take any further steps for such purpose (‘Suspension Period’) so that the dates specified in paragraph 3(a)(i) and 3(a)(ii) (and accordingly the period specified in paragraph 3(b)) shall be deemed to have been extended by a period equal in length to the Suspension Period.

BUYERS RIGHTS

13	The Buyer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties and warrants, such persons having made no specific enquiry (save for reading the Warranties) for the purposes of giving this warranty, that neither Phil Neiswender, Scott Mahan, Mark Whiteside, Mark McMillan or Brian Crowley are actually aware of any fact, matter or circumstance which they are actually aware at the date of Completion will allow the Buyer to bring a Warranty Claim post Completion by reference to the facts and circumstances existing at Completion.

14	By way of confirmation, the Buyer agrees that it shall have no right to rescind this Agreement after Completion by reason of any Claim under this Agreement, under the Tax Indemnity or under the Misrepresentation Act 1967 or for any other reason whatsoever (save in the case of fraudulent misrepresentation) and that the Buyer’s remedy in respect of any Warranty Claim shall be in damages and in respect of any valid Tax Indemnity Claim shall be to receive payment in accordance with the terms thereof.

REDUCTION IN LIABILITY

15	The liability of the Sellers in respect of any Warranty Claim shall be reduced:

(a)	to the extent that the Warranty Claim arises as a result of a voluntary act, omission or transaction of any Group Company or the Buyer carried out after Completion otherwise than in the ordinary course of business or pursuant to a legally binding obligation of the Company created on or before Completion;

(b)	to the extent that the Warranty Claim would not have arisen but for any change after Completion in the bases on which the Completion Accounts were prepared and / or unless such policies or practices adopted in the preparation of the Accounts unless such policies and practices are changed because of a change in generally accepted accounting practice in the United Kingdom.

(c)	by the amount by which any reserves or provisions in the Completion Accounts are found to be in excess of the amounts actually required in respect of the matters for which provisions or reserves were made, and any reduction in the amount of liability under this paragraph 15 shall be taken into account for the purpose of ascertaining the amount of the loss sustained in connection with the financial limits referred to in paragraphs 4, 5 and 6 of this Schedule.

GENERAL

16	The Buyer shall procure that the Company and any Group Company complies with the provisions of this Schedule (as applicable).

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

17	If in respect of any Warranty Claim or Tax Indemnity Claim, the liability of the Sellers or the Company is contingent only then the Sellers shall not be under any obligation to make any payment to the Buyer (or the Company) until such time as the contingent liability ceases to be contingent and becomes actual provided that the provision of paragraph 3 shall not apply to such claim whilst such liability remains contingent.

OTHER BENEFITS

18	If the Sellers make any payment by way of damages (the “Relevant Payment”) for breach of the Warranties and the Buyer receives, subsequent to the making of the Relevant Payment, any payment, credit or allowance otherwise than from the Sellers which:

(a)	is not already taken into account in calculating the level of the Relevant Payment; and

(b)	would not have been received but for the circumstances giving rise to the Warranty Claim in respect of which the Relevant Payment was made,

then once the excess amount paid has been established or, once the Buyer or the Company has received such benefit (as the case may be), the Buyer shall as soon as reasonably practicable repay to the Sellers an amount equal to the lesser of:

i.	the amount of such benefit (as the case may be); and

ii.	the Relevant Payment,

in each case less the Buyer’s reasonable unrecovered costs relating thereto.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 8    EARN-OUT PROVISIONS

1	INTERPRETATION

In this Schedule 8, unless the context otherwise requires:

‘Earn-Out Date’ means 30th September 2012;

‘Earn-Out Period’ means the period from 1st October 2011 to the Earn-Out Date;

‘Earn-Out Region’ means the European Economic Area and Switzerland;

‘Earn-Out Revenue’ means all revenue recognised under U.S. Generally Accepted Accounting Principles by the Buyer’s Group (including the acquired Group) during the Earn-Out Period from the provision of professional engineering services and training (but not any product or licensing sales) to customers in the Earn-Out Region; and

‘Earn-Out Statement’ means a statement showing the Earn-Out Revenue.

2	EARN-OUT ACCOUNTS

(a)	The Buyer shall prepare the Earn-Out Statement in accordance with the following provisions and shall deliver to the Sellers’ Representative a copy of the Earn-Out Statement and the calculation of the Earn-Out Statement and such background information as is necessary to understand their calculation as soon as practicable after the Earn-Out Date and in any event within 25 Business Days after the Earn-Out Date.

(b)	The Sellers shall within 20 Business Days of receipt of the Earn-Out Statement, report in writing whether, in their opinion, the Earn-Out Statement has been prepared in accordance with the provisions of this Schedule and whether the Earn-Out Statement is correct and, if not, the respects in which they consider the Earn-Out Statement has not been so prepared or the Earn-Out Statement is incorrect, identifying the amounts or items which are in dispute, and shall deliver copies of its report to the Buyer.

(c)	Once agreed to by the Sellers, the Earn-Out Statement (except in the case of manifest error) shall be conclusive and binding on the Sellers and the Buyer.

(d)	If, within the period referred to in paragraph 2(b), the Sellers shall report in writing that, in their opinion, the Earn-Out Statement has not been prepared in accordance with the provisions of this Schedule or that the calculation of the Earn-Out Statement is not correct, the Buyer and the Sellers shall use their reasonable endeavours to agree on the Earn-Out Statement, but if the Buyer and the Sellers have not agreed on the Earn-Out Statement within 20 Business Days of the date on which the Buyer’s report referred to in paragraph 2(b) is delivered to the Buyer, either the Sellers or the Buyer may at any time after that date refer the matter or matters in dispute to such independent firm of chartered accountants as they shall agree or, in default of agreement within five Business Days of any proposal for the appointment of such accountants, as shall be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers or the Buyer. Who shall determine the matters in dispute in accordance with the provisions contained at paragraphs 7, 8, 9 and 10 of Schedule 5 substituting references to “Net Asset Value” with “Earn-Out Statement” as appropriate.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(e)	Revenue from contracts invoiced in a currency other than pounds sterling shall be converted into pounds sterling at Barclays Bank plc’s average spot rate for the purchase of pounds sterling in the relevant currency during the calendar month in which the relevant revenue is recognized.

3	CALCULATION OF EARN-OUT CONSIDERATION

(a)	The Earn-Out Consideration shall be calculated as follows:

(b)	in the event that the Earn-Out Revenue as shown on the Earn-Out Statement is less than £1,772,872 then the Earn-Out Consideration shall be zero;

(c)	in the event that the Earn-Out Revenue as shown on the Earn-Out Statement is £1,772,872 or greater but less than £5,318,617 then the Earn-Out Consideration shall be calculated as follows:

Earn-Out Consideration = £281,250 + ((Earn-Out Revenue - £1,772,872) x 18.51%)

(d)	in the event that the Earn-Out Revenue as shown on the Earn-Out Statement is £5,318,617 or greater but less than £15,000,000 then the Earn-Out Consideration shall be £1,031,250; and

(e)	In the event the Earn-Out Revenue as shown on the Earn-Out Statement is £15,000,000 or greater, then the Earn-Out Consideration shall be 8 per cent of the actual Earn-Out Revenue as shown on the Earn-Out Statement.

4	PAYMENT OF EARN-OUT CONSIDERATION

Within seven days after the amount of the Earn-Out Consideration (if any) has been ascertained and agreed or determined in accordance with paragraphs 2 and 3 of this Schedule 8, the Buyer shall pay to each of the Sellers in the proportions set opposite their names in column (5) of Schedule 1 each Seller’s entitlement to the Earn-Out Consideration (if any).

5	EARN-OUT PROTECTION PROVISIONS

5.1	With effect from Completion until the Earn-Out Date, the Buyer covenants with the Sellers that unless otherwise agreed in writing with the Sellers (such consent not to be unreasonably withheld) that it will not and will procure that members of the Buyer’s Group will not:

(a)	require the Company to and the Company will not dispose of the whole or any material part of its assets or business carried on by it at Completion except where such disposal would not have a material effect on the Earn-Out Revenue;

(b)	carry out any act or make any omission which is artificial or unfair to the interests of the Sellers collectively and which has the primary purpose of diminishing or adversely affecting the Earn-Out Revenue; or

(c)	initiate any procedure for the solvent winding up of the Company or any other member of the Buyer’s Group operating in the Earn-Out Region,

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

save that the Buyer can effect or procure any of the above, provided appropriate adjustments are made to the calculation of the Earn Out Revenue as agreed by the parties and the parties shall use all reasonable endeavours to agree such adjustments. If the parties are unable to agree such adjustments within the time periods specified at paragraph 2(b) of this Schedule then the extent of such adjustments and the calculation of the corresponding payment due under this Agreement shall be referred to the independent accountant for determination in accordance with paragraph 2(d) of this Schedule.

5.2	The Buyer undertakes to the Sellers that it will procure that all invoicing of engineering services and trading which would fall within the definition of Earn-Out Revenue is made by a member of the Buyer’s Group, or to the extent not done by the Buyer’s Group, will be credited to the Earn-Out Revenue.

5.3	The Buyer undertakes with the Sellers that during the period from Completion until the Earn-Out Date, it shall endeavour to promote and support the business and interests of the Company and the interests of any other member of the Buyer’s Group operating in the Earn-Out Region and shall act in good faith towards the Sellers’ interests under this Agreement. Without prejudice to the generality of the foregoing the Buyer agrees that it will not implement any scheme or arrangement or enter into any transaction the principal purpose of which is to frustrate, defeat or prejudice the efficiency of the provisions of this Agreement.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 9    RESTRICTIVE COVENANTS

PART 1 - INTERPRETATION

1	In this Schedule:

‘ABEL Services’ means the provision of software engineering services relating to the development of interview, meeting and transcription products.

‘ABEL Products’ means evidence collection and meeting recording products offered for sale by ABEL Technology LLP

‘Restricted Business’ means any business similar to or competing with any business which is on the Completion Date, or was at any time within 2 years before the Completion Date, carried on by any Group Company; and

‘Restricted Territory’ means the United States of America, Europe, the Middle East and Africa.

PART 2 - RESTRICTIONS

2	The Sellers shall not and each of the Sellers shall severally procure that each of his Connected Persons (with the exception of the children of Norman Stephen Harper and Alan John Rowe) shall not without the prior written consent of the Buyer, save as specifically excluded in paragraph 4 below:

(a)	for a period of 2 years from the Completion Date directly or indirectly carry on or be engaged or interested in any way in a Restricted Business, within the Restricted Territory except as provided by Part 3 of this Schedule;

(b)	for a period of 2 years from the Completion Date directly or indirectly (whether alone or in conjunction with or on behalf of some other person) solicit or entice, or endeavour to solicit or entice, away from any Group Company any of its directors or its employees;

(c)	for a period of 2 years from the Completion Date directly or indirectly (whether alone or in conjunction with or on behalf of some other person) solicit, or endeavour to solicit, from any person who at any time within 2 years before the Completion Date was a customer of any Group Company any business in connection with a Restricted Business;

(d)	at any time after Completion disclose to any person or directly or indirectly use, or attempt so to use, for any purpose any information concerning any Group Company or its business or affairs, except:

(i)	to the extent required by law or any Competent Authority;

(ii)	to its professional advisers under circumstances of confidentiality and only to the extent necessary for any lawful purpose of the Sellers; or

(iii)	to the extent that the information is on the date of this Agreement or after that date becomes public knowledge otherwise than through improper disclosure by any person; or

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

(e)	at any time after Completion directly or indirectly use, or attempt to use, for any purpose:

(i)	any name which is identical to or confusingly or deceptively similar to any name at present used by any Group Company as its corporate name or as a name under which it carries on business; or

(ii)	any trade mark, design, domain name or logogram (whether or not forming part of the Company Intellectual Property) which is identical to or confusingly or deceptively similar to any trade mark, design, domain name or logogram used by any Group Company at any time within twelve months before the Completion Date; or

(f)	at any time after Completion directly or indirectly use, or attempt to use, for any purpose:

(i)	the name “MPC” or any other name which is confusingly or deceptively similar to it; or

(ii)	any trade mark or logogram which is identical to or confusingly similar to any trade mark or logogram used by the Group at any time within twelve months before the Completion Date.

PART 3 - EXEMPTIONS

3	Nothing contained in Part 2 of this Schedule shall prevent any of the Sellers or their Connected Persons from:

(a)	owning or acquiring for the purposes of investment not more than 5 percent of any class of shares or other securities of any undertaking listed on a recognised investment exchange as such term is defined in section 285 of the Financial Services and Markets Act 2000; or

(b)	acquiring and retaining any business or the shares or other securities of any undertaking if:

(i)	not more than a minor part of that business or that undertaking’s business is a Restricted Business; and

(ii)	the sole or principal reason for doing so is not the acquisition of an interest in a Restricted Business.

4	Paragraph 2(a) of this Schedule 9 shall not apply to

(a)	Julian Back;

(b)	the children of Norman Stephen Harper and Alan John Rowe; and

(c)	the Sellers continued interest in MPC Dynamics Limited or ABEL Technology LLP provided that the business these companies undertake relates solely to the provision of ABEL Services and/or the sale of ABEL Products.

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

SCHEDULE 10    KEY EMPLOYEES

***

***

***

***

***

***

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

Executed as a Deed by BSQUARE Corporation in the presence of:
Director
Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Philip Thomas Buckley in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Norman Stephen Harper in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Simon David Pooley in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

Executed as a Deed by Alan John Rowe in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Kevin Paul Heawood in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Frank Michael Breeze in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Executed as a Deed by Julian Back in the presence of:

Witness signature:

Witness name:

Witness address:

Witness occupation:

Confidential treatment has been requested for portions of this Agreement. This Agreement omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.